AMENDED AND RESTATED
ACQUISITION AGREEMENT AND PLAN OF MERGER

by and among

IBF FUND LIQUIDATING LLC,

U.S. MILLS, INC.,

USM ACQUISITION SUB, INC.,

and

SUNSET BRANDS, INC.

Dated as of ___________ __, 2005

________________________________________

AMENDED AND RESTATED
ACQUISITION AGREEMENT AND PLAN OF MERGER

        This AMENDED AND RESTATED ACQUISITION AGREEMENT AND PLAN OF MERGER, is dated as of _________ __, 2005, by and among IBF Fund Liquidating LLC, a Delaware limited liability company ("IBF"), U.S. Mills, Inc., a Delaware corporation (the "Company") (IBF and the Company hereinafter collectively, referred to as the "Seller"), USM Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), and Sunset Brands, Inc., a Nevada corporation (the "Purchaser"). Capitalized terms not otherwise defined are defined in Article VIII hereof.

        WHEREAS, the parties hereto entered into an Acquisition Agreement and Plan of Merger, dated as of February 18, 2005 (as amended by Amendment No. 1 thereto, dated as of March 7, 2005, as further amended by Amendment No. 2 thereto, dated as of April 18, 2005, as further amended by Amendment No. 3 thereto, dated as of May 18, 2005, as further amended by Amendment No. 4 thereto, dated as of June 29, 2005, the "Original Agreement");

        WHEREAS, the parties hereto desire to amend and restate the Original Agreement by entering into this Agreement.

ARTICLE I.

The Merger

        Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Merger"). The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        Section 1.2 Closing Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place on the later of (i) the Expiration Date and (ii) no later than five (5) business days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto may agree (the "Closing Date"). The Closing shall take place at the offices of Hodgson Russ LLP, 60 East 42nd Street, 37th Floor, New York, NY, 10165, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, together with any other required documents and certificates (collectively, the "Merger Certificate"), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the "Effective Time").

        Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Certificate and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and

Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4 Certificate of Incorporation; Bylaws.

                a.     Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall automatically, by virtue of the Merger, be amended and restated to read exactly as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time except that the name of the Surviving Corporation shall be "U.S. Mills, Inc.", until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                b.     Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        Section 1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

        Section 1.6     Transaction Consideration.

                a.     Repayment of Company Debt. Simultaneously with the Closing and after giving effect to the cancellation of any Excess Seller Debt as defined below, Purchaser shall pay or shall cause the Company to repay in full (i) all of the Bank Obligations (as defined in Section 5.7 of this Agreement), and (ii) all of the Seller Debt (as defined in Article VIII of this Agreement) other than the Assumed Debt (as defined in Article VIII of this Agreement) (collectively, the "Company Debt"); provided, however, that in no event shall the aggregate amount of Company Debt to be repaid by Purchaser exceed $5,000,000.

                b.     Merger Consideration. Subject to the provisions of Sections 1.9 and 1.18 below, the aggregate consideration (the "Merger Consideration") payable as a result of the Merger to all holders of the Company's outstanding capital stock (the "Shareholders") in accordance with the Distribution Percentages as contemplated by Section 1.12 below shall be as follows:

                        (i)     Cash. Cash consideration, if any (the "Cash"), in the aggregate amount equal to (1) Five Million Dollars ($5,000,000) plus (2) One Million Dollars ($1,000,000) that the Company received on May 19, 2005 from the Deposit Account, less (3) the aggregate amount of Company Debt repaid at Closing (not to exceed $5,000,000), less (4) the aggregate amount disbursed to the Company prior to the date hereof from the escrow account created pursuant to the Escrow Agreement, dated as of September 20, 2005, among Purchaser, the Company, the Shareholder Representative, Sunset Holdings International Ltd. and Hodgson Russ LLP, as escrow agent (the "Interim Escrow Agreement"); provided, that if such amount is applied to the participation by Sunset Holdings International Ltd. in the senior term loan being provided by CapitalSource Finance LLC to Purchaser as contemplated by the Interim Escrow Agreement, such amount shall not be deducted from the Cash as contemplated by this clause (3); and

                        (ii)     Series B Preferred Stock and Related Warrants.

        (A) Shares and Warrants at Closing. Subject to the provisions of Section 1.8 of this Agreement, (1) a number of shares of Series B preferred stock of Purchaser ("Series B Preferred") exercisable into 5,357,142 shares of Sunset Common having an initial conversion price of $0.56 per share, and (2) warrants to purchase 4,200,000 shares of Sunset Common having an exercise price of $0.70 per share ("Warrants").

        (B) Value and Designation. The aggregate value of the Series B Preferred issued as part of the Merger Consideration (the "Merger Shares") and the Warrants shall be $3,000,000. The rights, preferences and privileges of the Merger Shares shall be as set forth in a Certificate of Designation substantially in the form of Exhibit 1.6 b.(ii)(A)(1) hereof (the "Certificate of Designation"), and the Warrants shall be substantially in the form of Exhibit 1.6 b.(ii)(A)(2) hereof. Notwithstanding anything to the contrary set forth above, in no event shall the aggregate liquidation preference of the Merger Shares be less than $3,000,000 and, in the event the aggregate liquidation preference and, if applicable, redemption price, of the Merger Shares at Closing is less than $3,000,000, the number of Merger Shares shall be increased so that the aggregate liquidation preference and, if applicable, redemption price, of the Merger Shares at Closing equals $3,000,000. The parties hereto agree that the aggregate value of the Merger Shares and the Warrants shall be $3,000,000. Except as may be required by applicable law, such value shall be binding on all parties for all purposes and the parties hereto agree to prepare and file all tax returns in a manner consistent therewith.

                        (iii)     Senior Subordinated Note. A senior subordinated note in the original principal amount of $1,000,000 payable to IBF in the form of Exhibit 1.6 b.(iii)-1 hereto (the "Senior Subordinated Note") executed by the Purchaser and the Surviving Corporation. The Purchaser's and the Surviving Corporation's obligations under the Senior Subordinated Note shall be secured pursuant to a security agreement to be executed by the Purchaser and the Surviving Corporation substantially in the form of Exhibit 1.6 b.(iii)-2 hereof (the "Security Agreement"), a pledge agreement to be executed by the Purchaser and the Surviving Corporation substantially in the form of Exhibit 1.6 b.(iii)-3 hereof (the "Pledge Agreement") and an intellectual property security agreement to be executed by the Purchaser and the Surviving Corporation substantially in the form of Exhibit 1.6 b.(iii)-4 hereof (the "IP Agreement").

                        (iv) Subordinated Note. A subordinated note in the original principal amount of $5,000,000 payable to IBF in the form of Exhibit 1.6 b.(iv)-1 hereto executed by the Purchaser and the Surviving Corporation (the "Subordinated Note" and, together with the Senior Subordinated Note, the "Notes"). The Purchaser's and the Surviving Corporation's obligations under the Subordinated Note shall be secured pursuant to a security agreement to be executed by the Purchaser and the Surviving Corporation substantially in the form of Exhibit 1.6 b.(iv)-2 hereof (together with the Security Agreement, the "Security Agreements"), a pledge agreement to be executed by the Purchaser and the Surviving Corporation substantially in the form of Exhibit 1.6 b.(iv)-3 hereof (together with the Pledge Agreement, the "Pledge Agreements") and an intellectual property security agreement to be executed by the Purchaser and the Surviving Corporation substantially in the form of Exhibit 1.6 b.(iv)-4 hereof (together with the IP Agreement, the "IP Agreements").

                        (v) Convertible Debenture and Warrants. A 12% Secured Convertible Debenture in the original principal amount of $5,000,000 issued to IBF in the form of Exhibit 1.6 b.(v)-1 hereto, executed by the Purchaser (the "Debenture"), and warrants to purchase 2,173,913 shares of Sunset Common having an exercise price of $0.46 per share in the form of Exhibit 1.6 b.(v)-2 hereto, executed by the Purchaser (the "$0.46 Warrants").

                c.     Cancellation of Excess Seller Debt. Notwithstanding anything to the contrary contained in this Agreement, at the Closing IBF agrees that it shall cancel (and/or cause its direct or indirect subsidiaries or affiliates, as applicable, to cancel) and release and discharge the Company (and any guarantor or co-obligor) with respect to Seller Debt in an amount equal to the amount by which the aggregate Company Debt immediately prior to Closing exceeds $5,000,000 (such cancelled Seller Debt, if any, being referred to herein as the "Excess Seller Debt").

        Section 1.7 Deposit.

                a.     The Purchaser has delivered to Continental Stock Transfer & Trust Company (the "Deposit Escrow Agent"), to be held in an escrow account established pursuant to the Deposit Escrow Agreement (the "Deposit Account") (i) One Million Dollars ($1,000,000) in cash (the "Deposit Cash"), (ii) 500,000 shares of Sunset Common (as defined below) in the name of the Company (the "Deposit Shares"), which shares shall not be deemed issued or outstanding unless and until required to be released to the Company in accordance with the terms of the Deposit Escrow Agreement, and (iii) a confession of judgment promissory note executed by the Purchaser in favor of the Company in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) in substantially the same form as Exhibit C attached hereto and incorporated herein by this reference (the "Escrow Note" and, together with the Deposit Cash and the Deposit Shares, the "Deposit"), which Escrow Note shall not be deemed to be issued or outstanding unless and until required to be released to the Company in accordance with the terms of the Deposit Escrow Agreement. The Deposit, together with any interest thereon but less any applicable escrow fees and expenses to which the Deposit Escrow Agent is entitled pursuant to an escrow agreement entered into as of March 7, 2005 by the Purchaser, the Company, the Shareholder Representative (as representative of the Selling Parties) and the Deposit Escrow Agent (as amended, the "Deposit Escrow Agreement"), shall constitute the "Earnest Money" and shall be held by the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement. The

Purchaser shall have the right to prepay at any time, without premium, all or any portion of the principal indebtedness evidenced by the Escrow Note, together with accrued interest on the principal so prepaid to the date of such prepayment. Such prepayment shall be made by the Purchaser by depositing the amount to be prepaid (the "Prepayment Amount") into the Deposit Account, which shall become part of the Deposit Cash and the Earnest Money, and shall be held and disbursed in accordance with the terms of the Deposit Escrow Agreement. The principal amount of the Escrow Note shall be reduced by $2.00 for each $1.00 so deposited into the Deposit Account by the Purchaser. Subject to and in accordance with the terms of the Deposit Escrow Agreement, at the Closing, the Deposit Escrow Agent shall (x) release the Deposit Shares and Escrow Note to Purchaser, each of which shall be deemed cancelled and of no further force and effect upon release to Purchaser and (y) deposit any portion of the Prepayment Amount that has not previously been released to the Company, if any, into the Escrow Account; provided, that in no event shall the amount of cash deposited by the Deposit Escrow Agent into the Escrow Account exceed $300,000; to the extent the amount of cash in the Deposit Account at the Closing exceeds $300,000, the Deposit Escrow Agent shall (and the Purchaser, Merger Sub, the Company and the Shareholder Representative shall instruct the Deposit Escrow Agent to) release the amount by which the amount of cash in the Deposit Account exceeds $300,000 to the Shareholder Representative at the Closing. On May 19, 2005, the Deposit Escrow Agent released the Deposit Cash then in the Deposit Account to the Company, which the Company is entitled to retain under all circumstances. In the event this Agreement is terminated on or after the Expiration Date, the Earnest Money, together with any income, gain, dividends or distributions earned or received on the Earnest Money, shall be released to the Company as and when requested by the Shareholder Representative.

                b.     On September 20, 2005, the Interim Escrow Agreement was executed and delivered by the parties thereto. On or prior to the Closing Date, the Shareholder Representative and the Purchaser shall give joint written notice to the escrow agent under the Interim Escrow Agreement of the Closing, and such escrow agent shall deliver the amounts in escrow as set forth in the Interim Escrow Agreement. If this Agreement is terminated prior to the consummation of the Merger, such escrow agent shall deliver the amounts in escrow as set forth in the Interim Escrow Agreement.

        Section 1.8 Holdback. At the Closing, Purchaser shall deposit with Continental Stock Transfer & Trust Company or such other entity as shall be mutually agreed by Purchaser and the Shareholder Representative (the "Escrow Agent") (A) an amount in cash equal to the excess of $300,000 over the amount of the Prepayment Amount deposited in the Escrow Account by the Deposit Escrow Agent (such amount, together with such portion of the Prepayment Amount, the "Holdback Cash"); provided, that in no event shall the aggregate amount of the Holdback Cash to be deposited into the Escrow Account exceed $300,000, and (B) Merger Shares (the "Holdback Shares" and, collectively with the Holdback Cash, the "Holdback") having an aggregate value equal to One Million Two Hundred Thousand Dollars ($1,200,000), with such Holdback to be held for the satisfaction of any Purchaser Claim (as hereinafter defined) and the Working Capital Adjustment, if any. The Holdback Shares shall be issued in the names of the Selling Parties in accordance with the Distribution Percentages (as defined below). Upon determination of the Final Working Capital Adjustment, the Escrow Agent shall disburse to the Purchaser and/or the Selling Parties Holdback Cash and/or Holdback Shares in accordance with the provisions of Section 1.9 below. The remaining Holdback after payment of the Final

Working Capital Adjustment (the "Indemnity Holdback") shall be held and disbursed in accordance with the provisions of Section 1.10 below. For the purposes of this Agreement, the cash and securities held by the Deposit Escrow Agent in the Deposit Account and by the Escrow Agent in the Escrow Account shall be valued as follows: (i) all Holdback Shares held by the Escrow Agent in the Escrow Account shall be valued at $1,200,000 in the aggregate at the time of deposit with the Escrow Agent; (ii)  all shares of Sunset Common issued upon the conversion of the Merger Shares shall be valued at the face value of the Merger Shares so converted; and (iii) all cash (including interest earned thereon) received upon the sale of any Sunset Common or as a result of the payment of any dividends by Purchaser on any Holdback Shares in the Escrow Account shall be valued at its face amount.

        Section 1.9 Working Capital Adjustment.

                a.     Working Capital Adjustment. The total Merger Consideration shall be adjusted upwards or downwards dollar for dollar, by the amount (the "Working Capital Adjustment"), if any, that the Working Capital based on the Estimated Balance Sheet is greater or less than a deficit of Seven Hundred Fifty Thousand Dollars ($750,000) (representing the Company's Working Capital as of October 31, 2004 as reflected on the Company's Interim Financial Statements); provided, however, that (i) any upward adjustment in the total Merger Consideration shall be limited to One Million Dollars ($1,000,000), and (ii) if Working Capital as of the date of the Interim Financial Statements is reduced as a result of adjustments made in connection with the preparation of the 2004 Audited Financials, the Working Capital Adjustment shall be calculated based on such reduced October 31, 2004 Working Capital amount.

                b.     Calculation of Estimated Working Capital Adjustment. At least two (2) business days prior to the Closing Date, the Company shall deliver to the Purchaser (i) an estimated balance sheet prepared in good faith in accordance with GAAP consistently applied, which shall, in the Seller's discretion, be as of either April 30, 2005 or the Closing Date (the "Estimated Balance Sheet"), (ii) a calculation of Working Capital derived from the Estimated Balance Sheet and the estimated Working Capital Adjustment based thereon (the "Estimated Working Capital Adjustment") and (iii) written confirmation from IBF and the Company as to the amount of Seller Debt and Bank Obligations, respectively, to be outstanding immediately prior to Closing. At Closing, a copy of the calculation of the Estimated Working Capital Adjustment shall be delivered to the Escrow Agent and the Merger Consideration payable shall be adjusted as follows:

                        (i)     to the extent that the Estimated Working Capital Adjustment is negative (e.g. Working Capital decreases from October 31, 2004), the Merger Consideration payable at Closing shall be reduced by the amount of the Estimated Working Capital Adjustment. Any such reduction in the Merger Consideration shall be applied as follows: (1) first, from the Cash, if any, payable pursuant to Section 1.6 b.(i) above, and then (2) to the extent the total Estimated Working Capital Adjustment is greater than the Cash, by a reduction in the number of Holdback Shares delivered to the Escrow Agent at Closing having a value equal to the amount by which the Estimated Working Capital Adjustment exceeds that Cash but not to exceed $1,000,000, and then (3) to the extent that the Estimated Working Capital Adjustment is greater than the Cash amount plus $1,000,000, the excess shall be deducted from the amount of Seller Debt required to be repaid by Purchaser at Closing in accordance with

Section 1.6 a. (with a corresponding increase in the amount of Excess Seller Debt and without a corresponding increase in the Cash to be paid at Closing); or

                        (ii)     to the extent that the Estimated Working Capital Adjustment is positive (e.g. Working Capital increases from October 31, 2004), the Purchaser shall issue additional Merger Shares (the "Additional Shares") having an aggregate face value equal to the amount, if any, by which the Estimated Working Capital Adjustment exceeds $100,000, but not to exceed $1,000,000 in aggregate face value, and shall deliver such Additional Shares to the Escrow Agent to be held as part of the Holdback.

                c.     Calculation of Final Working Capital Adjustment. On or before thirty (30) days after the Closing Date, the Purchaser shall deliver to the Shareholder Representative a balance sheet, dated as of the Closing Date, prepared in accordance with GAAP consistently applied along with a calculation of the Working Capital as of the Closing Date and the Working Capital Adjustment (the "Proposed Working Capital Adjustment"). Within twenty (20) Business Days of the Shareholder Representative's receipt of such Proposed Working Capital Adjustment, the Shareholder Representative may, on behalf of the Selling Parties, give written notice to the Purchaser that it disputes such proposed closing balance sheet and/or the Proposed Working Capital Adjustment and the reasons therefor (the "Balance Sheet Dispute Notice"); provided, however, that if Shareholder Representative does not deliver a Balance Sheet Dispute Notice by such date, the Selling Parties will be deemed to have accepted such proposed closing balance sheet and the Proposed Working Capital Adjustment. Upon timely delivery of the Balance Sheet Dispute Notice, the Purchaser and the Shareholder Representative agree to confer with regard to the matter and an appropriate adjustment to the proposed closing balance sheet and the Proposed Working Capital Adjustment shall be made to the extent agreed upon by Purchaser and the Shareholder Representative. If within thirty (30) days after delivery of a Balance Sheet Dispute Notice, Purchaser and the Shareholder Representative are unable to resolve the matter, either of them may thereafter notify in writing the Independent Accountant, who shall adjudicate those issues still in dispute with respect to the proposed closing balance sheet and calculation of the Working Capital Adjustment and whose decision on the matter shall be binding on the parties. The fees and expenses of the Independent Accountant with respect to this matter shall be allocated by the Independent Accountant in accordance with its view of the merits of the parties' positions in such dispute and, absent such a determination, shall be split evenly between the Selling Parties and the Purchaser. The closing balance sheet agreed upon by the Shareholder Representative and the Purchaser (or deemed accepted by the Selling Parties) under this subsection, as adjusted, if necessary based on a decision by the Independent Accountant hereunder, is referred to herein as the "Closing Balance Sheet" and the final calculation of the Working Capital Adjustment reflected on such Closing Balance Sheet shall be referred to as the "Final Working Capital Adjustment." The Shareholder Representative and the Purchaser agree to cause a copy of the Closing Balance Sheet and a calculation of the Final Working Capital Adjustment to be delivered to the Escrow Agent promptly following finalization thereof; provided, however, that in the event the Independent Accountant makes a determination of the Final Working Capital Adjustment and the Closing Balance Sheet in accordance with the provisions of this Section 1.9 c., the Escrow Agent shall be entitled to rely upon a submission of the Closing Balance Sheet and Final Working Capital Adjustment by the Independent Accountant in lieu of receipt from the Purchaser and Shareholder Representative.

                d.     Payment of Working Capital Adjustment. To the extent that the Final Working Capital Adjustment calculated pursuant to Section 1.9 c. above differs from the Estimated Working Capital Adjustment, the difference (the "Post-Closing Adjustment") shall be paid as follows:

                        (i)     to the extent that the Post-Closing Adjustment is negative (e.g. the Working Capital reflected on the Closing Balance Sheet is less than the Working Capital reflected in the calculation of the Estimated Working Capital Adjustment), within five (5) Business Days following receipt of the Closing Balance Sheet and Final Working Capital Adjustment, the Escrow Agent shall cause the following to be released to the Purchaser: (1) Additional Shares, if any, having an aggregate face value (determined in a manner consistent with clause (i) of Section 1.8 above) equal to the amount of the Post-Closing Adjustment, with any remaining Additional Shares being released to the Selling Parties in the same relative proportion as the Merger Consideration delivered to them at Closing, (2) to the extent that the negative Post-Closing Adjustment is greater than the face value of any Additional Shares, Holdback Cash in an amount equal to the amount by which the Post-Closing Adjustment exceeds the face value of the Additional Shares, with all but $300,000 of any remaining Holdback Cash (after payment of the Post-Closing Adjustment) being released to the Selling Parties in the same relative proportion as the Merger Consideration delivered to them at Closing, and (3) to the extent the Post-Closing Adjustment is greater than the face value of any Additional Shares plus the Holdback Cash, Holdback Shares having an aggregate face value (determined in a manner consistent with clause (i) of Section 1.8 above) equal to the amount by which the Post-Closing Adjustment exceeds the face value of any Additional Shares plus the Holdback Cash; or

                        (ii)     to the extent that the Post-Closing Adjustment is positive (e.g. the Working Capital reflected on the Closing Balance Sheet is greater than the Working Capital reflected in the calculation of the Estimated Working Capital Adjustment), within five (5) Business Days following receipt of the Final Working Capital Adjustment (1) the Escrow Agent shall cause any Additional Shares to be released to the Selling Parties in the same relative proportion as the Merger Consideration delivered to them at Closing, (2) the Escrow Agent shall cause all but $300,000 of the Holdback Cash to be released to the Selling Parties in the same relative proportion as the Merger Consideration delivered to them at Closing, and (3) the Purchaser shall issue and deliver to the Selling Parties (in the same relative proportion as the Merger Consideration delivered to them at Closing), an aggregate number of additional Merger Shares having a value (determined in a manner consistent with clause (i) of Section 1.8 above) equal to the amount of the Post-Closing Adjustment; provided, however, that (A) in no event shall the Final Working Capital Adjustment, if positive, be greater than $1,000,000, (B) if the Estimated Working Capital Adjustment is positive but less than $100,000, additional Merger Shares shall be issued having a face value in the amount, if any, by which the Final Working Capital Adjustment exceeds $100,000, and (C) if the Estimated Working Capital Adjustment is negative, additional Merger Shares shall be issued having a face value equal to (x) the dollar amount of the Estimated Working Capital Adjustment, plus (y) the amount by which the Final Working Capital Adjustment, if positive, exceeds $100,000.

        Section 1.10 Escrow. At the Closing, (i) the Deposit Escrow Agent shall deposit with the Escrow Agent the portion of the Prepayment Amount then in the Deposit Account, if any (which amount shall not exceed $300,000; to the extent such amount exceeds $300,000 the

Deposit Escrow Agent shall release such excess to the Shareholder Representative at the Closing), and (ii) Purchaser shall deposit with the Escrow Agent (A) an amount in cash equal to the excess of $300,000 over the amount of the Prepayment Amount deposited in the Escrow Account by the Deposit Escrow Agent pursuant to clause (i) hereof, and (B) stock certificates evidencing the Holdback Shares. The parties agree that Purchaser may, and may instruct its transfer agent to, place stop transfer orders on the Holdback Shares for so long as they are subject to the Escrow Agreement. The portion of the Holdback Shares deposited with the Escrow Agent by or on behalf of each of the Selling Parties shall be determined on a pro rata basis in proportion to each such Selling Party's Distribution Percentage as reflected in Exhibit A to this Agreement, as such Exhibit may be updated by the Company prior to Closing. The terms by which the Escrow Agent shall hold and distribute the Holdback Shares shall be set forth in an escrow agreement to be entered into on the Closing Date by the Purchaser, the Company, the Shareholder Representative (as representative of the Selling Parties) and the Escrow Agent (the "Escrow Agreement"). The Escrow Agreement shall be in substantially the form of Exhibit 1.10 hereof and shall provide as follows:

                a.     Purpose of Escrow. The Holdback Cash and Holdback Shares (and any Escrow Income) shall be held by the Escrow Agent in the Escrow Account in order to secure (A) payment of any Working Capital Adjustment pursuant to Section 1.9 above, and (B) payment of the indemnification obligations of the Selling Parties pursuant to ARTICLE VII of this Agreement.

                b.     Escrow Income. Any interest or other earnings generated with respect to the Holdback Cash or Holdback Shares, including any dividends or other distributions (subject to any deduction of applicable Taxes at source or any bank or other charges properly charged to the Escrow Account) (the "Escrow Income") shall accrue to and form part of the Escrow Account and be released on a pro rata basis simultaneously with, and to the same persons or entities as, the Holdback Cash and Holdback Shares.

                c.     Duration of Escrow. Subject to (i) earlier release in connection with the payment of any Final Working Capital Adjustment in accordance with Section 1.9 above, and (ii) the provisions of Sections 1.10 d., e. and f. below, the Holdback Cash and Holdback Shares shall be retained until the second Business Day following the twelve (12) month anniversary of the Closing Date (the "Release Date").

                d.     Release from Escrow.

                        (i)     Release for Indemnification Claims. The Escrow Agent shall make distributions from the Escrow Account in satisfaction of the requirements of Article VII of this Agreement as follows:

                                (1)     At any time, or from time to time, before the Release Date, Purchaser may deliver a Notice of Claim to the Shareholder Representative and the Escrow Agent providing the information required under Section 7.2 hereof and requesting a disbursement of Holdback Cash and Holdback Shares having a fair market value (calculated in the manner described in Section 1.8 of this Agreement) equal to the amount of the Purchaser Claim from the Escrow Account.

                                (2)     The Shareholder Representative shall have the opportunity to respond to the Notice of Claim as provided in Section 7.2 of this Agreement. The Shareholder Representative, acting alone and without any requirement that it act jointly or in conjunction with any of the Selling Parties, will have authority and power to act on behalf of each of the Selling Parties under the Escrow Agreement. If Purchaser and the Shareholder Representative agree as to the liability for such Purchaser Claim and the amount or any portion thereof, Purchaser and the Shareholder Representative shall provide to the Escrow Agent a jointly executed written notice instructing the Escrow Agent to release to the Purchaser Holdback Cash and the number of Holdback Shares having a combined value (calculated in the manner described in Section 1.8 above) equal to the amount of the liability for such Purchaser Claim or the undisputed portion thereof ("Joint Instructions").

                                (3)     Subject to the provisions of Section 1.10 d.(4) below, if the Shareholder Representative and Purchaser do not deliver Joint Instructions to the Escrow Agent then the Escrow Agent shall not disburse the Holdback Cash or the Holdback Shares requested pursuant to the Notice of Claim but instead shall retain the amount of Holdback Cash and Holdback Shares having an aggregate fair market value (calculated in the manner described in Section 1.8 above) equal to the amount of the Purchaser Claim described in the Notice of Claim (the "Disputed Amount") until the earlier of receipt by the Escrow Agent of (i) Joint Instructions instructing the Escrow Agent to release Holdback Cash and Holdback Shares to the Selling Parties and/or the Purchaser in satisfaction of the Purchaser Claim asserted in the Notice of Claim and specifying the amount of Holdback Cash and number of Holdback Shares to be released to the Selling Parties and the amount and number to be released to Purchaser in satisfaction of the Purchaser Claim, or (ii) receipt by Escrow Agent of a final, non-appealable award of any court or arbitrator having jurisdiction over the matter specifying the amount of Holdback Cash and Holdback Shares to be released to Purchaser in satisfaction of the Purchaser Claim specified in the Notice of Claim or specifying that Purchaser has no right to such Holdback Cash and Holdback Shares (a "Final Award"). Upon the Escrow Agent's receipt of the Joint Instructions or the Final Award, the Escrow Agent shall disburse the Holdback Cash and Holdback Shares (and any related Escrow Income), or a portion thereof, under the terms of the Joint Instructions or Final Award. Any release of Holdback Cash and Holdback Shares in satisfaction of any Purchaser Claim shall be made proportionately to the amount of Holdback Cash and Holdback Shares then in the Escrow Account (e.g. solely by way of example, if there was $300,000 of Holdback Cash and $1,200,000 of Holdback Shares, 20% of the Purchaser Claim would be paid in Holdback Cash and 80% of the Purchaser Claim would be paid in Holdback Shares).

                                (4)     Notwithstanding anything to the contrary contained in this Agreement, in the event that the Shareholder Representative fails to deliver written notice of its objection to a Notice of Claim to the Purchaser and Escrow Agent within the time periods specified in Section 7.2 of this Agreement, the Selling Parties shall be deemed to have accepted and agreed to the Purchaser Claims described in the Notice of Claim and Purchaser may deliver to the Escrow Agent (and Escrow Agent may rely on) instructions regarding the disbursement of Holdback Cash and a number of Holdback Shares having a fair market value (calculated in the manner described in Section 1.8 of this Agreement) equal to the amount of the Purchaser Claim described in the Notice of Claim, without obtaining the signature or other authorization of the Shareholder Representative or the Selling Parties.

                    (ii)     Release for Working Capital Adjustment. In the event of any Post-Closing Adjustment, the Escrow Agent shall make distributions from the Escrow Account in accordance with the provisions of Section 1.9 d. of this Agreement.

                e.     Distribution Upon Release Date. The Escrow Agent shall automatically, upon written request by the Shareholder Representative and with no written notice from Purchaser, distribute to the Shareholder Representative, for the benefit of the Selling Parties (i) all of the Holdback Cash on the Release Date, less any Disputed Amounts and the amount of all other Purchaser Claims not yet resolved pursuant to the provisions of this Section 1.10, and (ii) all of the Holdback Shares on the Release Date, less any Disputed Amounts and the amount of all other Purchaser Claims not yet resolved pursuant to the provisions of this Section 1.10.

                f.     Subsequent Distribution(s). If the Escrow Agent is required to retain any portion of the Holdback Cash or Holdback Shares after the Release Date in accordance with Section 1.10 e. above, then the duration of the Escrow shall be extended and, from time to time, upon receipt of Joint Instructions or a Final Award with respect to any Purchaser Claims that were not resolved on or prior to the Release Date, the Escrow Agent shall distribute to Purchaser such portion of the Holdback Cash and Holdback Shares, if any, that is necessary to satisfy the Purchaser Claims in accordance with such Joint Instructions or Final Award, and thereafter distribute any remaining Holdback Cash and Holdback Shares to the Shareholder Representative.

                g.     Indemnification of Escrow Agent. Purchaser, the Company, the Surviving Corporation and each of the Selling Parties (by virtue of their approval of the Merger and/or their acceptance of Merger Consideration) agrees to indemnify, defend and hold the Escrow Agent harmless from and against any claims, causes of actions, suits or similar proceedings (including reasonable attorneys fees and costs of investigation) arising out of or relating to Escrow Agent's actions as Escrow Agent; provided, however, that no indemnification shall be required with respect to any actions determined by a court or arbitrator of competent jurisdiction to be grossly negligent or taken in bad faith. The Escrow Agreement shall contain provisions consistent with the foregoing.

                h.     Disposition of Holdback. The Escrow Agent may not exchange any Holdback Cash or Holdback Shares or shares of Sunset Common held by it for cash or any other security; provided however, upon receipt of written instruction from the record owner of the Holdback Shares in question, the Escrow Agent shall allow the conversion of the Holdback Shares into Sunset Common or the sale of any shares Sunset Common in accordance with the terms of this Agreement and applicable state and federal securities laws (after receipt of an opinion of counsel to Purchaser that such sale is permitted under such laws); provided that all shares of Sunset Common issued upon any such exchange and the net proceeds (after broker's commissions) from the sale of any Sunset Common are deposited in the Escrow Account and held and/or distributed in accordance with the terms of the Escrow Agreement.

                i.     Priority of Distribution and Retention. Any Claim required to be paid pursuant to a Final Award or Joint Instructions hereunder shall be paid first out of any Holdback Cash with any remainder being paid out of Holdback Shares. To the extent that any of the Holdback is required to be retained in the Escrow Account subsequent to the Release Date, the Holdback Cash shall be retained first with any additional required retention being in the form of Holdback Shares.

        Section 1.11 Delivery of Merger Consideration. At the Effective Time and subject to any adjustments made at Closing pursuant to Sections 1.9 and 1.18 of this Agreement, the Merger Consideration shall be distributed by Purchaser as follows:

                a.     Subject to and in accordance with the provisions of Section 1.13 below (including, without limitation, the provisions regarding surrender and exchange of stock certificates), any Cash portion of the Merger Consideration (less any Holdback Cash) will be delivered to the Selling Parties at Closing;

                b.     The Notes shall be delivered to IBF at Closing;

                c.     The Holdback Shares and Holdback Cash shall be delivered to the Escrow Agent in accordance with the provisions of Section 1.10 of this Agreement;

                d.     The Debenture and the $0.46 Warrants shall be delivered to IBF at Closing.

                e.     Subject to and in accordance with the provisions of Section 1.13 below (including, without limitation, the provisions regarding surrender and exchange of stock certificates), the Merger Shares remaining after deduction of the Holdback Shares will be delivered to the Selling Parties at Closing.

        Section 1.12 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holders of any of the Company's securities, options or warrants, the following shall occur:

                a.     Conversion of Company Shares; Distribution of Merger Consideration to the Selling Parties. Each share of each class of the Company's capital stock (collectively, the "Company Shares"), other than shares, if any, held by persons who have not voted such shares for approval of the Merger and have perfected dissenters' rights in accordance with Delaware Law ("Dissenting Shares") shall be converted into and exchanged for the right to receive the Merger Consideration to be distributed pursuant to Section 1.11 above, in the percentages set forth on Exhibit A attached hereto and made a part hereof (the "Distribution Percentages") (other than the Notes, which will be delivered solely to IBF). Seller covenants and agrees that it will provide an updated and final Exhibit A no later than five (5) Business Days prior to the Closing that reflects the Distribution Percentages that will apply at the Closing, to the extent any update is necessary. All Company Shares that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                b.     Conversion of Merger Sub Shares. Each issued and outstanding share of common stock of Merger Sub shall be converted into and thereafter represent the corresponding number of shares of common stock of the Surviving Corporation so that all issued and outstanding shares of common stock of the Surviving Corporation are owned by Purchaser immediately following the Closing.

                c.     Cancellation of Company Options. Prior to the Effective Time and as a condition precedent to Purchaser's obligation to close the Merger and as a condition precedent to any distribution of any portion of the Merger Consideration, the Company shall have received from each Option Holder written confirmation, in a form reasonably acceptable to Purchaser, that such Option Holder's Company Options will be cancelled, without exercise, upon consummation of the Merger (each an "Option Termination Agreement"); provided, however, that no Option Termination Agreement shall be required with respect to any Company Options (i) which provide that such Company Options shall terminate if not exercised within a specified period (the "Exercise Period") following delivery of written notice by the Company of a merger of the type contemplated by this Agreement (the "Option Notice"), and (ii) with respect to which the Option Notice has been given and the Exercise Period has expired prior to the Closing Date ("Excluded Options"). The Company agrees to provide the Option Notice to holders of all applicable Company Options promptly following the date of this Agreement so that the Exercise Period expires before the Expiration Date and Seller agrees to use their respective commercially reasonable efforts to obtain the Option Termination Agreements from the Option Holders with respect to all Company Options other than the Excluded Options.

                d.     Dissenters' Rights. Any Dissenting Shares shall not be converted into the right to receive Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. The Company agrees that, except with the prior written consent of the Purchaser, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of the Company's capital stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions) in accordance with Delaware Law. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, the Purchaser shall deliver, upon surrender by such shareholder of a certificate or certificates representing shares of the Company's capital stock, the amount of Merger Consideration to which such shareholder would otherwise be entitled under this Section 1.12.

                e.     No Fractional Shares. No fractional Warrants or fractional shares of Series B Preferred will be issued to Selling Parties in connection with the Merger. The number of Warrants and shares of Series B Preferred issuable to a Selling Party who would otherwise be entitled to a fraction thereof (after aggregating all fractional shares to be received by such Selling Party) shall be rounded down to the next lowest whole number.

        Section 1.13 Surrender and Exchange of Certificates.

                a.     [Intentionally omitted]

                b.     Exchange Procedures at Closing. At the Closing, the Selling Parties shall deliver to Purchaser certificate or certificates (the "Certificates") (or an indemnity of lost certificate(s) in accordance with Section 1.15 below) which immediately prior to the Effective Time represented outstanding shares of the Company's capital stock which shares were converted into the right to receive Merger Consideration. Each Certificate shall be duly endorsed for transfer and shall be accompanied by all other documents reasonably required by Purchaser to effect the transfer of the Certificate (and underlying shares) to Purchaser for cancellation. At the Closing, the Purchaser shall deliver to each Selling Party who has so delivered such Certificates and such other documents (and who shall otherwise be eligible to receive Merger Consideration under this Agreement) the Merger Consideration with respect to the shares represented by such Certificates; provided, however, that, to the extent that any Selling Party is not present at Closing, the Purchaser may make delivery to the Shareholder Representative as representative of such Selling Party.

                c.     Exchange Procedures Subsequent to Closing. To the extent that any Selling Party fails to deliver at Closing Certificates (or an indemnity of lost certificate(s) in accordance with Section 1.15 below), until surrendered to Purchaser, any such Certificate will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon surrender, the Merger Consideration issuable in exchange for the Company Shares represented by such Certificate in accordance with the provisions of this Agreement.

                d.     Dissenting Shares. The provisions of this Section 1.13 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Purchaser under this Section 1.13 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the amount of Merger Consideration payable pursuant to this Agreement.

                e.     Withholding Rights. To the extent that any portion of the Merger Consideration is paid in cash, Purchaser shall be entitled to deduct and withhold from such Merger Consideration such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

                f.     No Liability. Neither Purchaser, Merger Sub nor the Surviving Corporation, nor any of their respective directors, officers, employees or agents, shall be liable to any Selling Party for Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 1.14 No Further Ownership Rights in the Company Shares. On the Business Day immediately preceding the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Company of Company Shares that were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Purchaser or Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        Section 1.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as the holder thereof may be entitled to receive pursuant to the terms of this Agreement; provided, however that Purchaser or the Surviving Corporation may, in their respective sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form and substance reasonably satisfactory to Purchaser and Surviving Corporation.

        Section 1.16 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

        Section 1.17 Shareholder Representative. The Selling Parties, by virtue of their execution and delivery of this Agreement or, with respect to Selling Parties that are not signatories to this Agreement, by virtue of approval of this Agreement and the Merger by the Shareholders in accordance with the requirements of Delaware Law and by their acceptance of any Merger Consideration due to them, will be deemed to have irrevocably constituted and appointed, effective as of the date of this Agreement, IBF (together with its permitted successors, the "Shareholder Representative"), as their true and lawful agent and attorney-in-fact, and the Shareholder Representative, by its execution of this Agreement shall be deemed to have accepted such appointment, to enter into any agreement in connection with the transactions contemplated by this Agreement, the Deposit Escrow Agreement, the Interim Escrow Agreement or the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on it under any such agreement, to act as proxy for each Selling Party in connection with any shareholder approvals required in connection with the transactions contemplated by this Agreement, to waive or modify any terms and conditions of any such agreement (other than payment of the Merger Consideration due at Closing), to give and receive notices on their behalf, and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the assertion, prosecution, defense, settlement or compromise of and claim, action or proceeding for which any Shareholder, Purchaser, or the Merger Sub may be entitled to indemnification and the Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Shareholder Representative shall not be liable for any action taken or not taken by him in his capacity as Shareholder Representative either (i) with the consent of stockholders who, as of the date of this Agreement, own a majority in number of the outstanding shares of Company voting stock (considered on an as converted basis), or (ii) in the absence of its own willful misconduct. If the Shareholder Representative shall be unable or unwilling to serve in such capacity, its successor shall be named by those persons holding a majority of the shares of Company voting stock outstanding immediately prior to the Effective Time who shall serve and exercise the powers of Shareholder Representative hereunder. Solely with respect to any actions taken by the Shareholder Representative in its capacity as such, the Shareholder Representative shall have no liability to Purchaser, the Company or any of their respective affiliates except for claims based upon fraud or bad faith actions by the Shareholder Representative.

        Section 1.18 [Intentionally Omitted]

        Section 1.19 Investor Rights Agreement. The Merger Shares and Warrants shall be subject to the restrictions on transfer, repurchase provisions and other terms and conditions of the Investor Rights Agreement attached hereto as Exhibit B (the "Investor Rights Agreement").

ARTICLE II.

Representations and Warranties of the Seller

        Except as set forth in the written disclosure schedule dated as of February 18, 2005 prepared by the Company, signed by the chief executive officer and/or President of the Company and delivered to Purchaser (the "Seller's Disclosure Schedule"), IBF and the Company jointly and severally represent and warrant to Purchaser and Merger Sub that all of the statements contained in this Article II are true and correct as of the May 18, 2005, after giving effect to Exhibit 6.4 a. hereto (or, if made as of a different specified date, as of such date). Each exception set forth in the Seller's Disclosure Schedule and each other response to this Agreement set forth in the Seller's Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section except to the extent that one portion of the Seller's Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross-reference.

        Section 2.1 Status and Authority. IBF is a limited liability company organized and validly existing under the laws of the State of Delaware and has the power to own (a) the shares of capital stock of the Company set forth on the Seller's Disclosure Schedule as owned by IBF and (b) the Seller Debt. IBF has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly authorized by its sole Manager, which constitutes all necessary action on the part of IBF for such authorization.

        Section 2.2 No Conflicts, etc.

                a.     Except as otherwise set forth in this Agreement or in the Seller's Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and IBF will not result in (i) any conflict with the operating agreement of IBF or the charter documents or by-laws of the Company, (ii) any breach or violation of or default under any statute, regulation, judgment, order or any mortgage, agreement, deed of trust, indenture or any other instrument to which IBF or the Company is a party or by which either of them or any of their respective properties or assets are bound, or (iii) the creation or imposition of any lien, charge or encumbrance on the assets of the Company.

                b.     Except as otherwise set forth in this Agreement or in the Seller's Disclosure Schedule, (i) no consent, approval or authorization of or filing with any third party or governmental authority is required on the part of either Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except governmental or regulatory filings, consents or approvals, which, if not made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on the Company, either individually or collectively (collectively, the "Required Approvals"), provided, that as a condition to closing of the Merger and the other transactions contemplated by this Agreement, the Court Approval shall be required.

        Section 2.3 Corporate Status of the Company; Approval. The Company is a corporation incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company has heretofore delivered to the Purchaser complete and correct copies of its certificate of incorporation and bylaws as currently in effect. The Company is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has no subsidiaries or equity interests in any other corporation or other entity. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been duly authorized by its board of directors which board approval along with the requisite approval of the Shareholders in accordance with the terms of the Certificate of Incorporation of the Company and applicable provisions of Delaware Law, constitutes all necessary corporate action on the part of the Company for such authorization. Section 2.3 of the Seller's Disclosure Schedule sets forth a description of all approvals required of each class and series of common stock and preferred stock of the Company in connection with the Merger.

        Section 2.4 The Company Shares and Company Options. The number of authorized, issued and outstanding shares of each class of capital stock of the Company is set forth in the Seller's Disclosure Schedule, which Schedule also sets forth a complete and accurate list of the record owners of the Company Shares and the amount of each class of Company Shares owned by them. All Company Shares set forth on the Seller's Disclosure Schedule as owned by IBF are owned by IBF, free and clear of all liens, charges or encumbrances, other than restrictions on transfer imposed by applicable securities laws, none of which would prohibit or prevent the consummation of the Merger in accordance with the terms of this Agreement. All the outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable. Exhibit A to this Agreement contains a complete and accurate summary of the portion of the Merger Consideration that is due to each class or series of Company Shares as a result of the Merger assuming the Effective Date was the date of this Agreement. Except as set forth in the Seller's Disclosure Schedule, there are no outstanding options, warrants, conversion or other rights or other agreements of any kind (other than this Agreement) for (i) the purchase or acquisition from, or the sale or issuance by, the Company of any shares of capital stock of the Company (collectively, "Company Options"), and no authorization therefor has been given, or (ii) the purchase or acquisition from, or the sale or issuance by, IBF of any shares of capital stock of the Company. Seller's Disclosure Schedule lists each outstanding Company Option, the name of the Option Holder, the number of shares subject to such Company Option, the exercise price and vesting schedule applicable to such Company Option, and whether such Company Option is an Excluded Option (along with specific reference to the provisions of the Company Option that results in it being considered an Excluded Option).

        Section 2.5 Financial Statements. There have been delivered to the Purchaser the Company's Financial Statements. Except as otherwise set forth in the Seller's Disclosure Schedule, the Company's Financial Statements are complete and correct in all material respects and present fairly for the periods covered therein, the financial condition, results of operations and changes in financial position of the Company, as of the dates and for the periods indicated, subject in the case of the Company's Interim Financial Statements to year-end adjustments, and have been prepared in accordance with GAAP, except as noted therein. No event has occurred since the preparation of the Company's Financial Statements which would require a restatement of the Company's Financial Statements under GAAP other than by reason of a change in GAAP. Except as noted in any reports contained in the applicable Company's Financial Statement or in the Seller's Disclosure Schedule, the Company's Financial Statements were rendered without qualification or exception and were not subject to any contingency.

        Section 2.6 Absence of Undisclosed Liabilities. Except for liabilities specifically reflected or reserved against in the Company's Financial Statements, or reflected in the Seller's Disclosure Schedule, the Company has no liabilities or obligations contingent or otherwise which in the aggregate are material to the Company, except for liabilities incurred in the ordinary course of the Company's Business since the date of the Company's Interim Financial Statements, none of which are (i) individually or in the aggregate, reasonably expected to have an Material Adverse Effect on the Company's Business, or (ii) in excess of $15,000 individually or $150,000 in the aggregate. Seller's Disclosure Schedule contains a listing of all Bank Obligations, all Seller Debt and all Assumed Debt outstanding as of December 31, 2004.

        Section 2.7 Properties, etc.The Seller's Disclosure Schedule lists all items of real property owned or leased by the Company. Except as otherwise set forth in the Seller's Disclosure Schedule, the Company has (a) good and valid title to the real property listed in the Seller's Disclosure Schedule as owned by it, (b) valid and subsisting leasehold estates in the real property listed in the Seller's Disclosure Schedule as leased by it, and (c) good and valid title to all of its tangible personal property reflected in the statement of net tangible assets in the Company's Interim Financial Statements dated October 31, 2004 (except for properties disposed of since such date in the ordinary course of the Company's Business), in each case subject to no mortgage, lien, charge, security interest, easement or encumbrance, except (i) mortgages, liens, charges, easements and other encumbrances specifically identified in the Seller's Disclosure Schedule, (ii) liens for taxes and assessments not due and payable, or which are being contested in good faith by appropriate proceedings, and (iii) statutory liens arising in the ordinary course of the Company's Business and which are not the result of any actual or claimed breach or failure to perform by the Company.

        With respect to each item of real property leased or subleased by the Company, except as set forth in the Seller's Disclosure Schedules: (a) the Company is in compliance in all material respects with such leases or sublease; (b) each lease or sublease is in full force and effect in accordance with its terms; (c) the Company has accepted complete possession of all of the leased or subleased properties, is the actual occupant in possession thereof and has not sublet or assigned or otherwise transferred all or any portion of the Company's leasehold interest in any of such properties; (d) all improvements to be constructed on or in such properties by the Company or the landlord thereof have been completed to the reasonable satisfaction of the Company or, to Seller's knowledge, the landlord, as the case may be, and have been accepted by the Company and any tenant construction allowances have been paid in full; (e) all material duties of an inducement nature required of the landlord under any lease or sublease have been fulfilled; (f) to the Seller's knowledge, all of the landlords' obligations which have accrued prior to May 18,

2005 have been performed in all material respects; (g) there exists no breach or default, nor state of facts nor condition which, with notice, the passage of time, or both, would result in a breach or default on the part of the Company or, to Seller's knowledge, any landlord to such properties; and (h) to Seller's knowledge, no material claim, controversy, dispute, quarrel or disagreement exists between the Company and any landlord.

        Except as set forth in the Seller's Disclosure Schedules, to Seller's knowledge, there are no physical or structural defects or conditions in or of any of item of real property owned or leased by the Company or any improvements thereon that (i) materially interfere with the Company's use of, or conduct of the Company's Business at, such property or (ii) under any lease or sublease, would require that the Company expend more than $10,000 to repair in the aggregate.

        Section 2.8 Employees. Seller's Disclosure Schedule lists: (i) the names and titles of all current employees of the Company, whether such employees are full or part time employees or temporary employees with each of their hourly rates or target salaries (including amounts subject to performance criteria) and the current annual salary payable to each such employee as of May 18, 2005, (ii) the aggregate amount of such remuneration for each such employee for 2003 and 2004 and (iii) the names and former titles of all former employees of the Company whose employment terminated since December 31, 2002, the date of such termination, where such employee was employed and the reason for such termination. Except as set forth in Seller's Disclosure Schedule, the Company has not agreed (whether orally or in writing) to any increase in the compensation or benefits payable to, or otherwise materially modified the terms of employment of, any employee from those in effect as of October 31, 2004. Except as set forth in Seller's Disclosure Schedule, all employees of the Company are "at will" under oral agreement. Except as set forth on Seller's Disclosure Schedules, there are no employment agreements, arrangements or understandings by which the Company is bound. The Company is not bound by any union or collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization nor is the Company subject to any pending or, to the knowledge of the Company, threatened labor dispute or organization activity. Except as set forth on Seller's Disclosure Schedules, there are no pending claims or actions which have been asserted or instituted with respect to workers compensation or asserting employment discrimination, disability, wage and hour, wrongful discharge, harassment, breach of contract, defamation, invasion of privacy, unemployment compensation, employee safety or other similar claims under which the Company may have liability, contingent or otherwise. There are no present or, to Seller's knowledge, threatened actions, work stoppages or other labor difficulties relating to the Company. Except as set forth on Seller's Disclosure Schedules, no unfair labor practice, wrongful termination, or race, sex, age, disability or other discrimination, complaint is pending, nor, to Seller's knowledge, is any such complaint threatened, nor, to Seller's knowledge, are there any facts or circumstances which would form a basis for such complaint, against the Company before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor, to Seller's knowledge, is any grievance threatened, nor, to Seller's knowledge, are there any facts or circumstances which anyone would claim would form a basis for a grievance, against the Company.

        Section 2.9 Employee Benefit Plans. Seller's Disclosure Schedule lists each of the Company's employee pension, profit sharing, deferred compensation, severance, cafeteria, stock option, stock purchase, incentive, golden parachute, bonus, group or individual medical and health benefits, welfare, insurance or other employee benefit plan, program or arrangement (the "Plans") regardless of whether such plan is described in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is maintained by IBF or the Company on behalf of the employees of the Company. Complete and correct copies of all such Plans have been made available to the Purchaser for its review. There is no Plan, nor has any Seller Party at any time maintained, administered, contributed or been required to contribute to any "employee pension benefit plan" as defined in ERISA, which is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or the provisions of Title IV of ERISA. None of the Plans is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, or a "multiemployer pension plan" within the meaning of Section 3(37) of ERISA. Each Plan and any related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of the Code is so qualified and has been so qualified during the period from its adoption to date. Each Plan, any related trust agreement, annuity contract or other funding instrument complies in all material respects and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code. Neither the Seller, nor any of the Selling Parties have any obligation to make any payment to or with respect to any former employee pursuant to any retiree medical benefit or other Plan. Except as disclosed in Seller's Disclosure Schedule, neither the Seller nor any of the Seller Parties would have any obligation to make any severance or other payments to any employee if such employee was terminated prior to, at or after the Closing. Except as set forth in Seller's Disclosure Schedule, no benefit, payment or other entitlement under any Plan, or under any agreement relating to the employment of employees of the Company, will be established or become accelerated, vested, payable or funded by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Seller's Disclosure Schedule, there are no Actions pending, or to the knowledge of the Seller, threatened with respect to any Plan, other than claims for the payment of benefits in the ordinary course of operation of such Plan.

        Section 2.10 Independent Contractors. Seller's Disclosure Schedule: (i) lists the names and titles of all current independent contractors, including, but not limited to, sales representatives and distributors ("Independent Contractors") which have entered into contracts with the Company, (ii) a list of such contracts with each Independent Contractor, and (iii) lists the aggregate compensation and commissions paid to each Independent Contractor in the fiscal year ended December 31, 2004 and a brief summary of the compensation arrangements for such Independent Contractor for 2005; provided, however, that a description of compensation shall not be required if the Independent Contractor may be terminated by the Company without penalty, severance or similar payment upon no more than 30 days written notice by the Company. Except as set forth on Seller's Disclosure Schedule, there are no other contracts or obligations by which the Company is bound with respect to any Independent Contractors. Except as set forth on Seller's Disclosure Schedule, there are no pending claims or Actions which have been instituted by or relating to an Independent Contract under which the Company may have liability, contingent or otherwise. To Seller's knowledge, there are no threatened claims or Actions relating to the Company and an Independent Contractor.

        Section 2.11 Contracts. The Seller's Disclosure Schedule lists all agreements, contracts and commitments of the following types to which the Company is a party or by which the Company, or any of its properties is bound as of May 18, 2005 (other than real property leases and labor or employment-related agreements, which are disclosed pursuant to Sections 2.7 and 2.9, respectively, of Seller's Disclosure Schedule): (a) joint venture and partnership agreements, (b) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit, and (c) other agreements, contracts and commitments which in any case require payment by the Company after the date hereof of more than $15,000 individually or $150,000 in the aggregate. Complete and correct copies of all such agreements have been delivered to the Purchaser for review.

        Section 2.12 Insurance. The Seller's Disclosure Schedule lists (i) all insurance policies owned by the Company and, except as indicated therein, all premiums have been paid on such policies, no notice of termination or threatened termination of any of such policies has been received by the Company and such policies are in full force and effect; true and correct copies of such policies have been delivered to the Purchaser for its review and (ii) all claims that have been asserted under such policies since January 1, 2001 and the status of such claims.

        Section 2.13 Governmental Authorizations; Compliance with Law. Except as otherwise set forth in the Seller's Disclosure Schedule, the Company holds all licenses, permits and other governmental authorizations material to the Company's Business as presently conducted and the Company is not in violation of any statute, rule, regulation, judgment, order, decree, Permit, concession, franchise, or other governmental authorization or approval applicable to it or to any of its material properties, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        Section 2.14 Litigation; Compliance with Laws

 Except as otherwise set forth in the Seller's Disclosure Schedule, there are no judicial or administrative actions, proceedings or investigations pending or threatened in writing, before any federal, state, local or foreign court or governmental authority, agency or body, and there is no judgment, decree, award or order outstanding against the Company, the Company's Business or the assets of Company which question the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith. The Company is not in violation of, nor has it violated in any material respect, (i) any Law applicable to the Company's Business, the assets of the Company or the Company's operations, including, without limitation, all foreign, federal, state and local energy, public utility, zoning, building code, health, employee safety, labor, wages, collective bargaining, securities, OSHA laws and Environmental Laws, or (ii) any judgment, decree, order, writ, injunction or similar action of any governmental authority applicable to the Company's Business or operations. All governmental approvals necessary for the conduct of the Company's Business have been duly obtained and are in full force and effect, except where the failure of the Company to possess such approvals would not have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of the Seller, threatened, that could reasonably be expected to result in, and, to Seller's knowledge, there are no facts or circumstances existing which would be a basis for, the revocation, cancellation or suspension of any such governmental approval, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in, or provide the basis for, any such revocation, cancellation or suspension.

        Section 2.15 Condition of Tangible Personal Property. Except as set forth on the Seller's Disclosure Schedule, each item of the Company's tangible personal property reasonably required for the continued operation of the Company's Business on a basis consistent with the past practices of the Company's Business immediately prior to the Closing is in good operating condition or repair adequate for its present use, reasonable wear and tear and routine or scheduled maintenance excepted.

        Section 2.16 Intellectual Property. Seller's Disclosure Schedule contains a complete and accurate list and description of (i) all patent applications, issued patents, trademark applications, trademark registrations (including any trademark registrations in foreign jurisdictions outside of the United States), copyright applications, and copyright registrations by or on behalf of the Company; (ii) all licenses or agreements, written or not, of Intellectual Property to the Company which are material to the Company's Business other than commercial software and other off-the-shelf software products or other third-party commercial products that are generally available for retail purchase (the "Commercial IP"); (iii) all licenses and other agreements, written or not, from the Company to any third party which are material to the Company's Business and which grant any rights or interests in Intellectual Property; and (iv) to the Company's knowledge, any and all pending Actions related to the Intellectual Property (other than Actions relating to Commercial IP to which the Company is not a party. Except as set forth on Seller's Disclosure Schedule, the Seller represents and warrants to Purchaser that:

                a.     The Company owns or has the right to use all of the Intellectual Property necessary for or used in the conduct of the Company's Business as now conducted free of any restrictions (other than pursuant to license agreements listed in Seller's Disclosure Schedule and standard licenses of Commercial IP), and without known conflict with the rights of others;

                b.     The Company has not previously assigned, transferred, conveyed, or otherwise materially encumbered any right, title or interest in the Intellectual Property currently used in the Company's Business, and has not granted any third party any material covenant not to sue for any such use of the Intellectual Property;

                c.     To the Seller's knowledge, no third party violates, infringes, or otherwise conflicts or interferes with any Intellectual Property or proprietary right of the Company that is material to the Company's Business;

                d.     Seller is not aware of any facts which would materially and adversely impact the validity and/or enforceability of the Intellectual Property owned or licensed by the Company;

                e.     Since January 1, 2003, Seller has not received any demand, claim, notice or inquiry from any person in respect of the Intellectual Property which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, the rights of the Company in, or the right of the Company to use, any such Intellectual Property, and Seller knows of no basis for any such challenge;

                f.     To Seller's knowledge, neither the Intellectual Property nor the disclosing, copying, making, using, or selling of such Intellectual Property, or products or services embodying such Intellectual Property, violates, infringes, or otherwise conflicts or interferes with any copyright, trade secret, trademark, service mark, patent or any other intellectual property or proprietary right of any third party; and

                g.     Since January 1, 2003, the Company (i) has received no written claim by any person or entity alleging that the Intellectual Property, or the disclosing, copying, making, using, or selling of such Intellectual Property, or products or services embodying such Intellectual Property, violates, infringes, or otherwise conflicts or interferes with any copyright, trade secret, trademark, service mark, patent or any other intellectual property or proprietary right of any third party, and (ii) to Seller's knowledge, no such claim has been threatened and there is no basis for any such claim. The Company is not subject to any judicial decree, order, judgment, stipulation, or agreement with a third party restricting in any manner the ownership, use, sale, or licensing of the Intellectual Property or any products or service utilizing the Intellectual Property (other than pursuant to license agreements listed in Seller's Disclosure Schedule and standard licenses of Commercial IP).

        Section 2.17 Taxes. Except as set forth on Seller's Disclosure Schedule, the Company has timely filed, subject to appropriate extensions, and prior to the Closing will timely file all requisite returns relating to any Taxes, that, if unpaid, might result in a lien upon any of the Company's assets or a claim against Purchaser, as required and when due for all taxable periods in accordance with provisions of law pertaining thereto, and each such tax return is or will be complete and accurate in all material respects. There are no claims or assessments pending with respect to any tax return for any alleged Tax deficiency relating to the Company's Business or the Company, and no Tax issue has been raised by any taxing authority or representative thereof with respect to any tax return relating to the Company's Business or the Company. Seller has furnished, or will furnish prior to the Closing, to Purchaser copies of all tax returns for each of the Company's three most recent tax years, to the extent such tax returns have been filed. Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which the Company may be liable. All Taxes due and payable by the Company have been timely paid in full. The Company has withheld or collected all taxes required to have been withheld or collected and paid by the Company on its behalf in connection with amounts paid or owing to any employees or other Person, and such withheld Taxes have either been duly paid to the proper governmental authority or set aside in accounts for such purpose. No Seller has engaged any third party to render tax advice ("Tax Advisor") whereby Seller paid to such Tax Advisor a minimum of $250,000 and whereby such Tax Advisor has limited the ability of the Seller to disclose the Tax Advisor's tax strategies. There are no tax allocation or tax sharing agreements between the Company, on the one hand, and the Seller and any affiliate of the Seller, on the other hand.

        Section 2.18 Environmental Matters. Except as set forth on Seller's Disclosure Schedule, no conditions currently exist or have existed on any real property currently owned or leased by the Company (the "Facilities") or, to Seller's knowledge, previously owned or leased at any time by the Company ("Historical Facilities"), that violated or currently violate any Environmental Law, where such violation will or is likely to result in the Surviving Corporation incurring any costs or expenses for damages, fines or clean-up costs as a result of actions or proceedings by any federal, state or local environmental protection agency or department or by any third party. Except as set forth on Seller's Disclosure Schedule:

                a.     the Company is conducting the Company's Business in material compliance with all applicable Environmental Laws, except for such instances of noncompliance which would not, either alone or in the aggregate, adversely affect the financial condition or operations of the Company's Business by the Surviving Company after Closing;

                b.     except as set forth on Seller's Disclosure Schedule, there are no Hazardous Materials present on the Facilities as a result of the Company's operations or, to the Seller's knowledge, as a result of any other person or entity's operations or, to Seller's knowledge, the Historical Facilities, except for Hazardous Materials used in the ordinary course of the Company's Business which are stored in appropriate containers and for which Permits have been obtained and are in effect or are present in a manner or in quantities which do not require issuance of permits under the Environmental Laws; and

                c.     there are no Actions pending or, to the knowledge of the Seller, threatened against the Company that involve, or relate to, environmental conditions, environmental noncompliance or the release, use or disposal of any Hazardous Materials at any Facility or, to the knowledge of Seller, any Historical Facility. The Company has not received any notice of any violation of any Environmental Law relating to any Facility or Historical Facility.

        Section 2.19 Accounts Receivable and Inventory.

                a.     Seller's Disclosure Schedule sets forth a true and complete list of all accounts receivable and the aging thereof as of December 31, 2004. All accounts receivable of the Company (i) represent sales actually made in the ordinary course of the Company's Business, (ii) are not subject to any valid set-off or counterclaim other than for return policies and approved promotional expenses to which the Company is subject in the ordinary course of the Company's Business consistent with past practice, (iii) do not represent obligations for goods sold on consignment, and (iv) are not the subject of any Actions brought by or on behalf of the Company or any other party or to the Company's knowledge disputed in any material respect. To the knowledge of Seller, all accounts receivable of the Company reflected on the Financial Statements are fully collectible in the ordinary course of the Company's Business, after deducting the allowance for doubtful accounts and approved promotional expenses as may be reflected in the Financial Statements. None of the receivables are due from any Selling Party or affiliates of the Company.

                b.     All of the inventories of the Company, including all related packaging and labeling, consist of a quality and quantity of raw materials and finished products and saleable in the ordinary course of the Company's Business consistent with past practice, at normal selling prices, and not subject to write off except for obsolete or defective materials and excess stock items that are reserved for (including reservation for costs of disposal, if any) on the

Interim Financial Statements. Seller's Disclosure Schedule lists the dollar value of all inventories not located at Company leased facilities. None of the inventories represent consignment inventories.

        Section 2.20 Product Warranty and Liability.

                a.     Except as set forth in the Seller's Disclosure Schedule, each product manufactured, sold, or delivered by the Company were, when sold, fit for the ordinary purpose for which they were intended to be used or conformed in all material respects to product specifications or any promises made in connection with its sale and has been in conformity with all applicable contractual commitments and in compliance with all legal requirements, and the Company has no liability (and, to the Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement thereof or other damages in connection therewith, subject only to product returns made by customers in the ordinary course of the Company's Business consistent with past practices, and reserves for product warranty claims set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice. Other than product returns made in the ordinary course of the Company's Business consistent with past practices and consumer complaints received in the ordinary course of the Company's Business and historical experience and except as set forth in the Seller's Disclosure Schedule, no written products warranty or similar written claims have been made against the Company since January 1, 2000. No product manufactured, sold, leased, or delivered by Company is subject to any guaranty, warranty, or other indemnity beyond those required or implied by applicable law, if any, the applicable standard terms and conditions of sale and the Company's policy with respect to returns. A description of the Company's standard product warranties or standard terms and conditions of sale are attached as part of Seller's Disclosure Schedule. Seller's Disclosure Schedule identifies all material disputes with customers regarding products produced or sold by the Company since December 31, 2002.

                b.     Except as set forth in the Seller's Disclosure Schedule, since January 1, 2001, the Company has not been the subject of any product liability claims or toxic tort claims (and, to the Company's knowledge, there is no basis for any product liability claims or toxic tort claims) arising out of any injury to individuals or property as a result of the design, manufacture, sale, distribution, ownership, possession, labeling, advertisement, or use of any product, except for individual claims for damages involving less than $10,000. The Company manufactures, or has manufactured for it, all Products in compliance with all laws and maintains, directly or through contract manufacturers, procedures and controls which assure that all new product development is in compliance with all laws in all material respects and not injurious to health and safety of persons and the environment. The products do not, and, to Seller's knowledge, have never, contained any Hazardous Materials.

        Section 2.21 Permits. Seller's Disclosure Schedule lists of all Permits possessed by the Company. The Company currently has, and at all times since December 31, 2002 had, all Permits necessary or required under applicable law for the conduct of the Company's Business except where the failure to have such Permits did not and would not have a Material Adverse Effect on the Company. All such Permits, to the extent required for the Company's current

Business are in full force and effect, all such Permits are transferable to the Surviving Corporation by virtue of the Merger and, to Seller's knowledge, no suspension or cancellation of any of them is being threatened.

        Section 2.22 Customers and Suppliers. Seller has delivered to Purchaser a complete list of all current customers and suppliers of the Company. No supplier of the Company and no person presently a customer, agent, independent contractor, licensor or licensee of the Company, has notified the Company of any intention to cancel or otherwise terminate its business relationship with the Company.

        Section 2.23 Absence of Changes. Since October 31, 2004, except as otherwise set forth in this Agreement or reflected in the Seller's Disclosure Schedule or the Company's Financial Statements, the Company's Business has been conducted in substantially the same manner in which it previously has been conducted, and the Company has not:

                a.     purchased or redeemed any shares of its capital stock or declared or made any dividend or other distribution in respect of its capital stock;

                b.     incurred any material liabilities or obligations, except current liabilities and obligations incurred in the ordinary course of the Company's Business and advances from affiliates consistent with past practice;

                c.     mortgaged, pledged or subjected to any lien or security interest any of its properties or assets, except for liens incurred in the ordinary course of the Company's Business;

                d.     increased the compensation of any officer or employee, except as consistent with past practice or custom;

                e.     disposed or agreed to dispose of any of its properties or assets, except in the ordinary course of the Company's Business;

                f.     cancelled or forgiven any material debts or claims;

                g.     entered into any transaction other than in the ordinary course of the Company's Business;

                h.     suffered any Material Adverse Change; or

                i.     repaid any Company Debt other than in the ordinary course of business or prepaid any Company Debt prior to the due date for any such payment.

        Section 2.24 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Seller or the Company in such manner as to give rise to any valid claim against the Purchaser or the Seller for any brokerage or finder's commission, fee or similar compensation, except for GLC Securities Corp., whose fees in respect hereof (the "Broker Fees") shall be paid by IBF.

        Section 2.25 Disclosure. The representations and warranties of the Seller contained herein, or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of the Seller Parties to Purchaser as required by this Agreement, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III.

Representations and Warranties of the Selling Parties

        Each of the Selling Parties, by virtue of their acceptance of all or any portion of the Merger Consideration or their approval of the Merger as a Shareholder, hereby severally, but not jointly, represent to the Purchaser, as follows:

        Section 3.1 [Intentionally omitted]

        Section 3.2 Investment Intent. Each Selling Party is acquiring the Securities for such Selling Party's own account for investment purposes only and not with a view to or for distributing or reselling such Securities, or any part thereof or interest therein, without prejudice, however, to such Selling Party's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.

        Section 3.3 Experience of Selling Parties. Each of the Selling Parties, either alone or together with their representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Securities to be acquired by it hereunder, and has so evaluated the merits and risks of such investment.

        Section 3.4 Ability of Selling Parties to Bear Risk of Investment. Each of the Selling Parties is able to bear the economic risk of an investment in the Securities to be acquired by it hereunder and, at the present time, is able to afford a complete loss of such investment.

        Section 3.5 Access to Information. Each of the Selling Parties acknowledge that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Purchaser concerning the merits and risks of investing in the securities of the Purchaser comprising part of the Merger Consideration (the "Securities"); (ii) access to information about the Company and the Purchaser and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities; and (iii) the opportunity to obtain such additional information which the Company and the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information that it has received about the Company and the Purchaser.

        Section 3.6 Reliance. Each of the Selling Parties understands and acknowledges that (i) the Securities being offered and sold to it hereunder are being offered and sold without registration under the Securities Act of 1933, as amended (the "Securities Act") in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Purchaser and Merger Sub will rely upon the accuracy and truthfulness of, the foregoing representations and such Selling Parties hereby consents to such reliance.

        Section 3.7 Legend. Each of the Selling Parties acknowledge that the Securities will bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ACCORDINGLY, SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND HAVE BEEN ACQUIRED BY THE PURCHASER FOR INVESTMENT PURPOSES. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OTHER THAN IN PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE ISSUER THROUGH A PRIOR OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT."

In addition, the Securities will bear such legends as are required under Nevada law or are otherwise reasonably required by the Purchaser in order to evidence the restrictions on transfer, redemption provisions and other such provisions of the Investor Rights Agreement.

ARTICLE IV.

Representations and Warranties of the Purchaser

        Except as set forth in (i) the Purchaser SEC Documents (as defined below); provided, however, that disclosure in a Purchaser SEC Document will not constitute disclosure herein with respect to the representations and warranties set forth in Section 4.5, or (ii) the written disclosure schedule dated as of the date hereof prepared by Purchaser and Merger Sub and signed by the chief executive officer of Purchaser and Merger Sub and delivered to the Shareholder Representative and the Company simultaneously with the execution hereof (the "Purchaser's Disclosure Schedule"), Purchaser and Merger Sub hereby jointly and severally represent and warrant to Seller that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). Each exception set forth in the Purchaser's Disclosure Schedule and each other response to this Agreement set forth in the Purchaser's Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section except to the extent that one portion of the Purchaser's Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross-reference.

        Section 4.1 Corporate Status and Authority. Each of the Purchaser and Merger Sub is a corporation duly incorporated and validly existing in good standing under the laws of the state of Nevada and Delaware, respectively, with the corporate power and authority to conduct its business, to own or lease its properties as now conducted, owned or leased, to execute and deliver this Agreement and to perform its obligations hereunder. Each of the Purchaser and Merger Sub has heretofore delivered to the Seller complete and correct copies of its charter and by-laws (or other similar documents) as currently in effect. Each of Purchaser and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by each of the Purchaser's and Merger Sub's Board of Directors, which, subject to the approval by the affirmative vote of the shareholders of Purchaser and Merger Sub, to the extent required by applicable law, constitutes all necessary corporate action on the part of the Purchaser and Merger Sub for such authorization.

        Section 4.2 No Conflicts.

                a.     Except as otherwise set forth in this Agreement or in the Purchaser's Disclosure Schedule, the execution, delivery and performance of this Agreement by the Purchaser and Merger Sub will not result in (i) any conflict with the Certificate of Incorporation or By-Laws of the Purchaser or Merger Sub, (ii) any breach or violation of or default under any statute, regulation, judgment, order or decree or any mortgage, agreement, deed of trust, indenture or any other instrument by which the Purchaser or Merger Sub or any of their respective properties or assets are bound, or (iii) the creation or imposition of any lien, charge, pledge or encumbrance thereon.

                b.     Except for (i) the filing of periodic and current reports with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) any filings required to be made in connection with the issuance of the Merger Shares, Warrants, Debenture and $0.46 Warrants with state securities regulators, no consent, approval or authorization of or filing with any governmental authority is required on the part of the Purchaser or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        Section 4.3 Litigation; Compliance With Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best knowledge of the Purchaser, threatened before any federal, state, local or foreign court or governmental authority, agency or body, and there is no judgment, decree, award or order outstanding against Purchaser, Merger Sub, their respective businesses or their respective assets which question the validity of this Agreement or any action taken or to be taken by the Purchaser or Merger Sub in connection herewith. Except as otherwise set forth in the Purchaser's Disclosure Schedule or the Purchaser SEC Filings, neither the Purchaser nor Merger Sub is in violation of, nor has it violated, (i) any Law applicable to the Purchaser's business, Merger Sub's business, the assets of the Purchaser or Merger Sub or the Purchaser's or Merger Sub's operations, including, without limitation, all foreign, federal, state and local energy, public utility, zoning, building code, health, employee safety, labor, wages, collective bargaining, securities, OSHA laws and Environmental Laws, or (ii) any judgment, decree, order, writ, injunction or similar action of any governmental authority applicable to the Purchaser or Merger Sub. All governmental approvals necessary for the conduct of the business of Purchaser and Merger Sub have been duly obtained and are in full force and effect. There are no proceedings pending or, to the knowledge of the Purchaser, threatened, that might result in, and there are no facts or circumstances existing which would be a basis for, the revocation, cancellation or suspension of any such governmental approval, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in, or provide the basis for, any such revocation, cancellation or suspension.

        Section 4.4 Capitalization of Purchaser and Merger Sub; Merger Consideration. Upon issuance and delivery thereof upon completion of the Merger and in accordance with terms of this Agreement and the Certificate of Designation (i) the Merger Shares shall be duly authorized and issued, fully-paid and nonassessable shares of Series B Preferred of Purchaser, and (ii) the shares of Sunset Common issued upon conversion of the Merger Shares will be duly authorized and issued, fully-paid and nonassessable shares of Sunset Common. Upon issuance and delivery thereof upon completion of the Merger and in accordance with the terms of this Agreement and the form of warrant agreement evidencing the Warrants and the $0.46 Warrants, (1) the Warrants and the $0.46 Warrants will be duly authorized and issued, and (2) upon payment therefor in accordance with the terms of the Warrants and the $0.46 Warrants, as applicable, the shares of Sunset Common issued upon conversion of the Warrants and $0.46 Warrants will be duly authorized and issued, fully-paid and non-assessable shares of Sunset Common. The Debenture is duly authorized and, upon issuance in accordance with the terms of this Agreement and the Debenture, shall be duly issued, fully paid and nonassessable, are free from all taxes, liens and charges with respect to the issue thereof. The shares of Sunset Common issuable upon conversion of the Debenture have been duly authorized and reserved for issuance. Upon conversion or exercise in accordance with the Debenture, such shares of Sunset Common will be duly issued, fully paid and nonassessable.

        Section 4.5 Purchaser SEC Filings. Since October 1, 2004, Purchaser has filed with the Securities and Exchange Commission all required registration statements, reports, schedules, forms, statements, proxy or information statements and other documents required of it pursuant to the Exchange Act (the "Purchaser SEC Documents"). As of their respective dates, the Purchaser SEC Documents complied as to form or, with respect to those not yet filed, will comply as to form, in all material respects with the requirements of the Exchange Act.

        Section 4.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser or Merger Sub in such manner as to give rise to any valid claim against the Purchaser, the Shareholders or the Company for any brokerage or finder's commission, fee or similar compensation.

        Section 4.7 No General Solicitation. Neither Purchaser, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Debenture or the shares of Sunset Common issuable upon conversion of the Debenture.

        Section 4.8 No Integrated Offering. Neither the Purchaser, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Debenture or the shares of Sunset Common issuable upon conversion of the Debenture under the Securities Act or cause the offering of the Debenture or the shares of Sunset Common issuable upon conversion of the Debenture to be integrated with prior offerings by the Purchaser for purposes of the Securities Act.

        Section 4.9 Additional Representations and Warranties. To the extent that Purchaser makes any written representations or warranties regarding Purchaser or its subsidiaries in connection with the closing of the offering of Series B Preferred to third party financing sources completed at or prior to the Closing, (the "Series B Representations"), at Closing, Purchaser shall be deemed to have made the Series B Representations to Seller at Closing pursuant to (and subject to the limitations on indemnification contained in) this Agreement.

ARTICLE V.

Certain Covenants

        Section 5.1 Obligations of the Parties. The parties shall apply for and diligently prosecute all applications for, and shall use their reasonable best efforts promptly to obtain, such approvals, consents or forbearances from such governmental authorities and third parties as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, and shall use their reasonable best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article V and VI and to effect the consummation of the transactions contemplated by this Agreement.

        Section 5.2 Obligations of the Seller.

                a.     Conduct of Business, etc. From the date of this Agreement until the Closing (the "Interim Period"), except as permitted by this Agreement or as otherwise consented to by the Purchaser in writing, which consent shall not be unreasonably withheld, the Company shall, and IBF shall use its best efforts to cause the Company to:

                        (i)     carry on the Company's Business only in the ordinary course, consistent with past practices and, to the extent consistent with the Company's Business, use reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it;

                        (ii)     maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice; and

                        (iii)     not declare or pay any dividends or make any other distributions (whether in cash, stock or property) in respect of its capital stock, nor make any payments (whether of interest or principal) with respect to the Seller Debt, nor repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service).

                b.     No Material Adverse Change. Except as contemplated by this Agreement from the date hereof to the Closing, Company shall not:

                        (i)     pay or agree to pay any bonus or other extraordinary compensation to officers, directors or employees of the Company (each a "Company Bonus" and collectively, the "Company Bonuses") other than (1) bonuses pursuant to contracts or arrangements existing as of December 31, 2004 and which payments are reflected and booked as compensation expense in the 2004 Audited Financials ("Accrued Bonuses"), or (2) bonuses or other extraordinary compensation to be paid by IBF at Closing which will not result in an expense or taxable income to the Company on its financial statements for the period in question;

                        (ii)     [Intentionally omitted];

                        (iii)     incur any obligations or liabilities other than in the ordinary course consistent with past practices which in the aggregate are in excess of $50,000;

                        (iv)     other than in the ordinary course consistent with past practices, permit or allow any of its properties or assets to be mortgaged, pledged or subject to any Encumbrance, except liens for current taxes not yet due;

                        (v)     enter into any contract, other than (1) customer, distributor or supplier agreements entered into in the ordinary course of the Company's Business consistent with past practices, (2) contracts entered into in the ordinary course of the Company's Business consistent with past practices providing for payments by or to the Company in the aggregate of less than USD$50,000, and (3) any employment agreements with the Key Managers in a form acceptable to the Purchaser;

                        (vi)     cause or experienced the acceleration, termination, modification, or cancellation of any contract providing for payments by or to the Company in the aggregate of USD$50,000, or received notice that any other Person intends to accelerate, terminate, modify or cancel any material contract or agreement other than Bank Obligations which will be paid off in full at Closing and with respect to which no foreclosure or other proceedings against the assets of the Company shall have commenced;

                        (vii)     make or commit to any capital expenditure (or series of related capital expenditures) for additions to property, plant or equipment except for expenditures made in the ordinary course of the Company's Business and involving no more than USD$25,000 individually or USD$50,000 in the aggregate;

                        (viii)     other than in the ordinary course of the Company's Business consistent with past practices, make any capital investment in, loan to or acquisition of the securities, equity interests or assets of, any other Person;

                        (ix)     incur any indebtedness for borrowed money other than borrowings under the Company's existing credit line(s) with any of the Banks which are to be repaid pursuant to Section 1.6 a. and which, in any event, shall not exceed $500,000 of additional borrowings at any time;

                        (x)     delay or postpone the payment of accounts payable or other liabilities outside the ordinary course of the Company's Business consistent with past practices;

                        (xi)     release, compromise or cancel any debts owed to it or claims against others other than settlement of accounts with customers and suppliers in the ordinary course of the Company's Business consistent with past practices;

                        (xii)     grant any increase in compensation of employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), except in the ordinary course of the Company's Business consistent with past practice or grant any increase in any such compensation payable or to become payable to any officer;

                        (xiii)     instituted any employee welfare, equity compensation plan, profit-sharing, retirement or similar plan or arrangement with, any of the officers, directors or employees of the Company;

                        (xiv)     change in any material respect its accounting methods, principles or practices;

                        (xv)     merge with or into, consolidated with, or sell a material part of its assets to, any other Person;

                        (xvi)     increase or decrease the amount of the Company's inventory except in the ordinary course and consistent with past practices;

                        (xvii)     dispose of or permit to lapse any Intellectual Property owned or utilized in any material respect by the Company in the operation of the Company's Business or any Intellectual Property registration or application or license used or intended for use by the Company;

                        (xviii)     except as specifically described in the Seller's Disclosure Schedule, commence any Action other than collection actions, infringement claims or other claims made in the ordinary course of the Company's Business consistent with past practices; or

                        (xix)     take any action which would violate items (i) through (xviii).

                c.     Access and Information. The Company shall give to the Purchaser and its representatives full access at all reasonable times to the properties, books and records of the Company and furnish such information and documents in its possession relating to the Company as the Purchaser may reasonably request. All such information and documents obtained by the Purchaser pursuant to this Section shall be subject to the terms of the Confidentiality Agreement. During the Interim Period, Purchaser will have the right to conduct, during normal business hours, such due diligence, inspections and investigations as it may reasonably require with respect to the Company's Business during normal business hours, including any of the Company's assets, the insurance policies, claims relating to the Company's Business and all operational, environmental (including environmental testing), legal, regulatory and financial matters relating to the Company's Business. During such time, IBF will cause the Company to permit Purchaser and its respective representatives to have reasonable access to and inspect all of the foregoing and shall have reasonable access, to the extent permitted by applicable law, to the personnel and work history related to management and other key employees of the Company as Purchaser may reasonably request.

                d.     Shareholder Vote. IBF and the Company shall take all action necessary to act by written consent, or cause the Company to call a special meeting of the stockholders of the Company entitled to vote, to approve the Merger and the other transactions contemplated hereby, as promptly as practicable after the date hereof.

        Section 5.3 Exclusivity. From the date of this Agreement until the first to occur of: (i) Closing, or (ii) the termination of this Agreement for reasons other than Purchaser's termination pursuant to Section 9.1 b. or c. of this Agreement (the "Exclusivity Period"), neither the Seller nor any of their respective officers, employees, directors, managers or other authorized representative or affiliates shall directly or indirectly: (1) solicit, initiate, discuss or encourage any Prohibited Transaction with any person or entity other than Purchaser, (2) engage in negotiations or discussions concerning a Prohibited Transaction, (3) except as required by law, provide access to the facilities or records, any public or other non-public information concerning the Company or Seller's interest in the Company to any person or entity other than to (A) Purchaser or its representatives, or (B) in the case of access to information regarding the Company or IBF, to the bankruptcy court in connection with any bankruptcy proceeding involving IBF, or (4) agree to, approve, recommend or otherwise endorse or support any Prohibited Transaction or similar transaction other than the ones contemplated by this Agreement. Furthermore, the Sellers agree to immediately cease any and all existing activities, discussions or negotiations with any persons or entities other than Purchaser conducted heretofore with respect to any Prohibited Transaction.

        Section 5.4 Audits. Each of the Purchaser and Selling Parties shall promptly notify the other in writing within ten days from its receipt of notice of (i) any pending or threatened federal, state, local or foreign tax audits or assessments of the Company, so long as any taxable periods ending on or prior to the Closing Date remain open, and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Purchaser or the Seller which may affect the Tax liabilities of the Company, in each case for taxable periods ending on or prior to the Closing Date. In the event of any Tax audit or administrative or court proceeding relating to taxable periods ending on or prior to the Closing Date, the Surviving Corporation may represent itself and employ accountants and counsel of its choice at the expense of IBF. IBF shall have the right to consult with the Surviving Corporation during such proceedings at its own expense. The Purchaser agrees that it shall, at its own expense, cooperate fully, and cause the Surviving Corporation to cooperate fully in the defense against or compromise of any claim in any said proceeding. Anything to the contrary contained elsewhere herein notwithstanding, in the event that any state or Federal income Taxes, penalties, interest or other charges are payable by the Surviving Corporation for any taxable periods ending on or prior to the Closing Date, the Surviving Corporation shall be entitled to indemnification for such amounts as if such amounts were an undisputed Purchaser Claim in accordance with the provisions of Article VII hereof.

        Section 5.5 Publicity. All press releases, filings and other publicity concerning the transactions contemplated hereby will be subject to review and approval by the Company, IBF and the Purchaser, such approval not to be unreasonably withheld. Such approval shall not be required if the person issuing such publicity reasonably believes it to be necessary for compliance with law.

        Section 5.6 Repayment of the Seller Debt. IBF agrees that in consideration of its receipt of the Merger Consideration provided for herein, the Company's obligations with respect to the Excess Seller Debt shall be fully satisfied and shall provide the Surviving Corporation with a discharge and release with respect thereto in form and substance acceptable to the Surviving Corporation and the Purchaser.

        Section 5.7 Repayment of Credit Facility. At the Closing and subject to the aggregate limitation on Company Debt to be repaid by Purchaser contained in Section 1.6 a. of this Agreement, Purchaser shall pay or cause to be paid to Boston Private Bank (or any successors in interest) and each other person or entity (other than IBF) to which the Company has outstanding indebtedness for borrowed money, other than in respect of the Assumed Debt (collectively, the "Banks") such amounts as are necessary for the repayment and retirement of all outstanding indebtedness and other financial obligations of the Company to the Banks under any line of credit, loan agreement, promissory note or similar financial instrument or obligation, other than in respect of the Assumed Debt (the "Loan Documents"). The Company and IBF shall take such other actions as may be necessary to accomplish the foregoing and provide for the termination of Loan Documents and all agreements and arrangements related thereto, including any security, collateral or similar agreements (collectively, the "Related Agreements"), including, but not limited to, a release of the Surviving Corporation and any liens upon any assets or shares of capital stock of the Company, in each case effective at the Effective Time. As a condition to the Purchaser's obligations, the Company shall arrange for the Purchaser to be provided with such releases and other documents and instruments reasonably requested by the Purchaser, or its counsel, to evidence that the Surviving Corporation will be completely and unconditionally released of any and all obligations under the Loan Documents and the Related Agreements on or prior to the Effective Time other than the Assumed Debt (collectively, the "Bank Obligations").

        Section 5.8 2004 Audited Financials; Monthly Financials. The Company, at its sole expense, shall prepare and deliver to the Purchaser no later than five Business Days following the date of this Agreement, the 2004 Audited Financials. In addition, within fifteen (15) Business Days after the end of each calendar month, the Company shall deliver to Purchaser an unaudited balance sheet and summary results of operations for the such calendar month (the "Monthly Financials") which shall be prepared in accordance with the Company's internal accounting standards and procedures consistent with the standards and procedures used in preparation of the Company Interim Financial Statements.

        Section 5.9 [Intentionally omitted]

        Section 5.10 [Intentionally omitted]

        Section 5.11 Collection of Accounts Receivable. The Surviving Corporation and Purchaser shall use their reasonable good faith efforts to collect the accounts receivable of the

Company that are reflected on the Closing Balance Sheet in the ordinary course of business (except to the extent that the Company has reserved such accounts as uncollectible).

        Section 5.12 Payment of Broker Fees. At or simultaneously with the Closing, IBF shall (i) pay the Broker Fees or cause such Broker Fees to be paid out of the Merger Consideration, and (ii) shall obtain written confirmation from GLC Securities Corp. of receipt and satisfaction of any and all Broker Fees or other compensation to which it and its affiliates are entitled to receive in connection with and/or as a result of the transactions contemplated by this Agreement; provided, that GLC Securities Corp. shall be entitled to receive from IBF (and not from the Company or the Purchaser) 3% of any additional consideration realized by IBF on account of Series B Preferred issued under this Agreement to the extent such consideration exceeds $3 million.

        Section 5.13 Marketing Expenditures. Promptly following the date of this Agreement, the Company shall (i) retain an advertising agency reasonably acceptable to the Company and the Purchaser (the "Agency") for advertising and marketing services on terms reasonably acceptable to Purchaser, and (ii) commit to spend at least $56,000 for advertising and marketing services to be provided by the Agency; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, such amount shall be considered expensed for purposes of calculation of the Working Capital Adjustment without regard to GAAP, and (iii) provide and pay for ongoing pre-Closing advertising and marketing expenditures in a commercially reasonable fashion based upon the recommendations of the Agency and the review and approval by the Key Managers and Purchaser; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, the amount of such expenditures shall be treated in accordance with GAAP for purposes of the Working Capital Adjustment.

        Section 5.14 No Duplication of Expenses. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall there be a Working Capital Adjustment made with respect to (i) any amounts paid or payable by IBF pursuant to Section 2.24, 5.12 or 10.5, (ii) the amount of the Deposit Cash released to the Company pursuant to Section 1.7 or (iii) any amount released to the Company pursuant to the Interim Escrow Agreement. Any amount of Company Debt repaid with the Deposit Cash released to the Company or any amount released to the Company pursuant to the Interim Escrow Agreement shall be deemed to be outstanding (and to constitute a current liability) for purposes of any Working Capital Adjustment.

        Section 5.15 Extension Costs. At or following two Business Days preceding the earlier to occur of (x) the Closing Date and (y) the date on which the Merger Agreement is terminated, IBF may provide Purchaser with the following (the "Extension Cost Notice"): (i) written invoices evidencing incremental legal fees incurred by IBF and the Company in connection with the negotiation or documentation of the transactions contemplated by the Merger Agreement for services rendered subsequent to April 18, 2005 up to the date of the Extension Cost Notice, and (ii) a summary of interest and other costs incurred in connection with the Company Debt for periods from April 18, 2005 to the date of the Extension Cost Notice (the amounts in clauses (i) and (ii) above being referred to herein collectively as the "Extension Costs"). At the Closing (if the Extension Cost Notice is delivered not less than two Business Days prior to the Closing Date) or, if the Extension Cost Notice is not delivered at least two Business Day prior to the Closing Date, on the second Business Day following receipt of the Extension Cost Notice,

Purchaser shall pay (or, if after the Closing, cause the Surviving Corporation to pay) to IBF the amount of the Extension Costs set forth in the Extension Cost Notice not to exceed $150,000 in the aggregate. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall be solely responsible for the repayment of the Extension Costs up to a maximum of $150,000 in the aggregate, and no portion of the Extension Costs shall be paid with any portion of the Merger Consideration or taken into account determining the amount of Company Debt, Bank Obligations, Seller Debt, Excess Seller Debt or Working Capital.

ARTICLE VI.

Conditions Precedent

        Section 6.1 Preamble. The respective obligations set forth herein of the Seller, Merger Sub and the Purchaser to consummate the Merger and the transactions to be consummated at the Closing hereunder shall be subject to the fulfillment, on or before the Closing Date, of the conditions precedent and covenants set forth herein; provided that a party shall be precluded from asserting that a condition hereinafter set forth in this Article VI has not been satisfied by reason of any matter, fact, failure or circumstance (a) reflected in the Seller's Disclosure Schedule or the Purchaser's Disclosure Schedule delivered on the date of this Agreement, or (b) arising as a result of the objecting party's failure to comply with its obligations under this Agreement.

        Section 6.2 Conditions to Obligations of the Parties.

                a.     Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Shareholders.

                b.     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, writ, or other order issued by a court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing or imposing conditions on the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect (other than conditions imposed by the Bankruptcy Court on IBF or the Company which are not unduly burdensome on Purchaser, the Company or IBF), nor shall any Action or proceeding seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by this Agreement, which makes consummation of the Merger or the other transactions contemplated by this Agreement illegal. If an injunction or other order shall have been issued, each party shall use its reasonable efforts to have such injunction or other order lifted.

                c.     Court Approval. The Selling Parties shall have obtained the Court Approval.

                d.     Repayment of the Company Debt. Simultaneously with the Closing, the Company Debt shall have been repaid or cancelled in accordance with the provisions of Section 1.6 a. and Sections 5.6 and 5.7 of this Agreement.

        Section 6.3 Conditions to Obligations of the Selling Parties and the Company.

                a.     Representations and Warranties of the Purchaser and Merger Sub; Compliance with Covenants. The representations and warranties of Purchaser and Merger Sub in Article IV shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions as are not in the aggregate material. Each of the Purchaser and Merger Sub shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

                b.     Officer's Certificate. Each of the Purchaser and Merger Sub shall have delivered to the Seller a certificate, dated the Closing Date and signed by its Chief Executive Officer, President and/or Chief Financial Officer, as to the fulfillment of the conditions set forth in Section 6.3 a.

                c.     Filing of Certificate of Designation. Purchaser shall have filed the Certificate of Designation with the Nevada Secretary of State.

                d.     Opinion of Counsel. Seller shall have received an opinion of counsel to Purchaser, in a form reasonably acceptable to it (and subject to customary qualifications and limitations), as to (i) the valid existence and good standing of Purchaser and Merger Sub, (ii) the corporate power and authority of Purchaser and Merger Sub to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and perform their respective obligations hereunder, (iii) the valid approval of the Merger and related transactions by Purchaser, Merger Sub and, to the extent required, their respective shareholders, (iv) the valid issuance of the Merger Shares and Warrants by Purchaser and the authorization for issuance of shares of Sunset Common issuable upon conversion of the Merger Shares and Warrants, and (iv) to the knowledge of such counsel, the absence of litigation or governmental proceedings that would restrict or prohibit the consummation of the Merger and related transactions.

                e.     Investor Rights Agreement. The Purchaser shall have executed and delivered the Investor Rights Agreement.

                f.     Notes. The Purchaser and the Surviving Corporation shall have executed and delivered the Notes to which each is a party.

                g.     Other Agreements. IBF shall have received duly executed copies of the Security Agreements, the Pledge Agreements, the IP Agreements the Escrow Agreement and the Security Documents, and the conditions precedent to closing set forth in each such agreement shall have been satisfied.

                h.     Side Letter. Sunset Holdings International Ltd. shall have executed and delivered to IBF a letter agreement, substantially in the form of Exhibit 6.3 h.

                i.     Debenture. Purchaser shall have executed and delivered to IBF the Debenture and the documents evidencing security for the Debenture substantially in the form of the documents attached as Exhibit 1.6 i (the "Security Documents").

                j.     $0.46 Warrants. Purchaser shall have executed and delivered to IBF the $0.46 Warrants.

                k.     Registration Rights Agreement. Purchaser shall have executed and delivered to IBF a registration rights agreement, substantially in the form and on the terms of Exhibit 6.3 k.

        Section 6.4 Conditions to Obligations of the Purchaser and Merger Sub.

                a.     Representations and Warranties of the Seller; Compliance With Covenants. The representations and warranties in Article II and Article III shall be true and correct when made and at and as of May 18, 2005 with the same effect as though made at and as of such time, with such exceptions as are not in the aggregate material and with the exceptions identified in Exhibit 6.4 a. hereto. Each of the Selling Parties (including IBF) and the Company shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing including, without limit, those contained in Section 5.2 of this Agreement.

                b.     Receipt of the Option Termination Agreements. Purchaser shall have received Option Termination Agreements which have been executed by holders of Company Options other than the Excluded Options.

                c.     Receipt of 2004 Audited Financials and Monthly Financials. Purchaser shall have received (i) the 2004 Audited Financials within five (5) Business Days following the date of this Agreement and the 2004 Audited Financials shall not reflect any Material Adverse Change in the financial condition or results of operations of the Company from the Company's Interim Financial Statements, and (ii) the Monthly Financials for all monthly periods from January 1, 2005 through the Closing Date and such Monthly Financials shall not reflect any Material Adverse Change in the financial condition or results of operations of the Company from the 2004 Audited Financials or the Company's Interim Financials.

                d.     [Intentionally omitted]

                e.     Required Approvals. Seller shall have obtained all Required Approvals.

                f.     No Severance or Change of Control Payments. Absent termination of such employees or consultants by the Surviving Corporation following the Closing, there shall be no obligation of the Company to pay any severance, bonus or other payments to employees or consultants as a result of Merger and other transactions contemplated by this Agreement.

                g.     Opinion of Counsel. Purchaser shall have received an opinion of counsel to IBF, in a form reasonably acceptable to it (and subject to customary qualifications and limitations), as to (i) the valid existence and good standing of the Company and IBF, (ii) the corporate power and authority of the Company and IBF to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and perform their respective obligations thereunder, (iii) the valid approval of the Merger and related transactions by the Shareholders, and (iv) to the knowledge of such counsel, the absence of litigation or governmental proceedings that would restrict or prohibit the consummation of the Merger and related transactions.

                h.     [Intentionally omitted]

                i.     Payment of Company Bonuses. Prior to or simultaneously with the Closing, (i) all Company Bonuses other than the Accrued Bonuses shall have been paid by IBF, or (ii) the Purchaser shall have received written acknowledgments (in a form reasonably acceptable to Purchaser) from the persons otherwise entitled to receive the Company Bonuses that the Company's obligation to pay any Company Bonuses other than the Accrued Bonuses shall have been waived or terminated without payment thereof by the Company;

                j.     [Intentionally omitted]

                k.     Cancellation of Excess Seller Debt. The Excess Seller Debt shall have been cancelled and Purchaser shall have received written acknowledgment of the holders of such Excess Seller Debt, in a form reasonably acceptable to Purchaser, that such Excess Seller Debt, if any, has been cancelled and any security interest or other liens on assets or capital stock of the Company relating thereto shall have been or will be released simultaneously with or promptly following the Closing.

                l.     Officer's Certificate. Each of IBF and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its Manager, in the case of IBF, and by its Chief Executive Officer, President and/or Chief Financial Officer, in the case of the Company, as to the fulfillment of each of the conditions set forth in Sections 6.4 a. through f., and Section 6.2 c.

                m.     Investor Rights Agreement. Each of the Selling Parties shall have executed and delivered to the Purchaser a counterpart to the Investor Rights Agreement.

                n.     Minimum Cash at Closing. The Company shall have at least $100,000 of cash (excluding any restricted cash) at Closing.

                o.     Escrow Agreement. Purchaser shall have received a duly executed copy of the Escrow Agreement.

ARTICLE VII.

Indemnification

        Section 7.1 Survival of Representations and Warranties. Subject to the provisions of Section 7.3 below, (x) all representations and warranties of the Company, IBF, the Selling Parties (including IBF) and Purchaser contained herein (including, without limitation, the Series B Representations) or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby and (y) all Purchaser Claims relating to any breach or nonfulfillment by Seller or the Selling Parties, or any noncompliance by Seller or the Selling Parties with, any covenant, agreement or obligation contained herein or in any certificate or other document delivered pursuant to this Agreement or relating to the

Dissenter Claims, shall survive the Closing for the period ending on the first Business Day following the twelve (12) month anniversary of the Closing Date (the "Survival Date"); provided, however, that (i) the representations and warranties of the Company and the Selling Parties relating to the Reserved Claims shall not expire and shall survive the Survival Date until such Reserved Claim is finally determined and, if applicable, paid, and (ii) any covenant, agreement or obligation of Seller or the Selling Parties which contemplates performance subsequent to the Survival Date shall survive such Survival Date. No claim for indemnification for breach of a representation, warranty, covenant, agreement or obligation may be commenced after the period of survival of such representation, warranty, covenant, agreement or obligation.

        Section 7.2 Notice of Claims. If Purchaser is of the opinion that any Purchaser Claim (as defined below) has occurred, Purchaser shall so notify the Shareholder Representative (with a copy to the Escrow Agent), and each such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such asserted Purchaser Claim. If the Shareholder Representative is of the opinion that any Selling Party Claim (as defined below) has occurred, the Shareholder Representative shall so notify Purchaser, and each such notice shall be in writing and shall describe with reasonable specificity the nature and amount of such asserted Selling Party Claim. Any such notice of any Purchaser Claim or Selling Party Claim is referred to in this Agreement as a "Notice of Claim". The Party receiving the Notice of Claim shall be deemed to have accepted the Claims described in the Notice of Claim unless the receiving party shall have, within thirty (30) days following the date of receipt of the Notice of Claim, delivered to the Party who sent the Notice of Claim (with a copy to the Escrow Agent with respect to any objections to the Purchaser's Notice of Claims) written notice objecting to all or any portion of Claims described in the Notice of Claim and explaining, with reasonable specificity, the reasons why the receiving Party believes it does not have the any liability to the delivering Party for all or a portion of the Claims specified in the Notice of Claim.

        Section 7.3 Termination of Rights Hereunder. Notwithstanding any other provision hereof (but subject to the provisions of Section 7.1 above), no Claim may be made or lawsuit instituted under the provisions of this Article VII, except for Reserved Claims (as defined below), after the Survival Date. "Reserved Claims" shall mean any Purchaser Claims or Selling Party Claims which have been asserted, in accordance with this Article VII, within the applicable periods set forth herein.

        Section 7.4 Indemnification of Purchaser and Merger Sub. By their approval of this Agreement and the Merger and by their acceptance of any Merger Consideration, each of the Selling Parties agrees, subject to the terms and conditions set forth herein, to jointly and severally indemnify and hold harmless each of Purchaser, Merger Sub, the Surviving Corporation, each of their respective subsidiaries and affiliates and each of their and their subsidiaries' and affiliates' respective directors, officers, agents and employees (each an indemnified party) at all times from and after the Closing from and against all Damages (as defined below) that results from (i) the breach or inaccuracy of any representation or warranty of the Seller or the Selling Parties set forth in the Agreement or in any certificate or other document delivered pursuant to this Agreement with respect to which a claim for indemnification is brought by an indemnified party within the applicable survival period described in this Article VII, (ii) any breach or nonfulfillment by Seller or the Selling Parties, or any noncompliance by Seller or the Selling Parties with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered pursuant to this Agreement, or (iii) resulting from the assertion of any rights by Dissenting Shareholders (the "Dissenter Claims"), except to the extent waived in writing by Purchaser, regardless of whether an action, suit or proceeding can or has been made against the Purchaser, Merger Sub or Surviving Corporation, and any and all actions, suits and proceedings resulting from any of the foregoing (hereinafter called a "Purchaser Claim" or "Purchaser Claims").

        Section 7.5 Indemnification by Purchaser. Purchaser agrees, subject to the terms and conditions set forth herein, to indemnify, defend, protect, and hold harmless the Selling Parties from and after the Closing from and against all Damages (i) that result from the breach or inaccuracy of any representation or warranty of Purchaser or Merger Sub set forth in the Agreement or in any certificate or other document delivered pursuant to this Agreement with respect to which a claim for indemnification is brought by an indemnified party within the applicable survival period described in this Article VII, or (ii) any breach or nonfulfillment by Purchaser, or any noncompliance by Purchaser with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered pursuant to this Agreement except to the extent waived in writing by the Shareholder Representative, and any and all actions, suits and proceedings resulting from any of the foregoing (hereinafter called a "Selling Party Claim" or "Selling Party Claims"). Purchaser Claims and Selling Party Claims are sometimes collectively referred to herein as "Claims".

        Section 7.6 Matters Involving Third Parties.

                a.     In the event any claim is made, suit is brought or other proceeding is instituted against Purchaser or the Surviving Corporation, or any of their present, past or future respective directors, officers, subsidiaries or affiliates which involves or appears reasonably likely to involve a Purchaser Claim for which indemnification may be sought against the Selling Parties hereunder, Purchaser will, promptly (and in any event within fifteen (15) Business Days) after receipt of notice of any such claim, suit or proceeding, notify the Shareholder Representative of the commencement thereof. The failure to so notify the Shareholder Representative of the commencement of any such claim, suit or proceeding will relieve the Selling Parties from liability only to the extent that such failure adversely affects the ability of the Shareholder Representative to defend their interests in such claim, action or proceeding. Purchaser's notice to the Shareholder Representative of the commencement of a claim, suit or proceeding shall be followed by a statement of Purchaser's position, together with the reasons therefor, with respect to the condition set forth in clause (iv) of this Section 7.6 a. within fifteen (15) Business Days of the delivery of such initial notice to the Shareholder Representative regarding such claim, suit or proceeding. The Shareholder Representative (at the expense of the Selling Parties) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding with counsel of their choice reasonably satisfactory to Purchaser so long as (i) the Shareholder Representative notifies the indemnified party in writing within 30 days after the indemnified party has given notice of such claim that the Selling Parties will indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) the Shareholder Representative provides the indemnified party with evidence reasonably acceptable to the indemnified party that the Selling Parties will have the financial resources to defend against such claim and fulfill their indemnification obligations hereunder,

(iii) such claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, such claim is not, in the reasonable judgment of Purchaser, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the indemnified party and the indemnified party conducts the defense of such claim actively and diligently, and (v) the Shareholder Representative conducts the defense of such claim actively and diligently; provided, however, that Purchaser and its counsel (at Purchaser's expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding at Purchaser's expense. Whether or not the Shareholder Representative elects to assume such defense, Purchaser shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the Shareholder Representative which shall not be unreasonably withheld, conditioned or delayed. If Purchaser elects to assume the defense of a claim, the Shareholder Representative and its counsel (at the Selling Parties' expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Purchaser's consent to the settlement of any such claim, suit or proceeding by the Shareholder Representative shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount and includes a full release of claims against Purchaser and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of Purchaser. Notwithstanding anything to the contrary set forth herein, IBF shall (at its sole cost and expense) assume and control the defense of any Dissenter Claim with counsel of its choice; provided, however, that IBF shall not settle any Dissenter Claim which requires the payment by the Company of any consideration to a Dissenting Shareholder (other than the Merger Consideration) unless specific provision shall have been made in such settlement for IBF to be solely responsible for any such payment.

                b.     In the event any of the conditions in Section 7.6 a. above is or becomes unsatisfied, or if the Shareholder Representative has elected not to conduct the defense of the claim (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate; provided, however, that Purchaser shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would entitle the indemnified party to be paid monetary damages by the Selling Parties or if such settlement would contain any covenant or restriction that would prohibit or restrict the operation of the Selling Parties' respective business or the business of any affiliate of such Selling Parties, (ii) the Selling Parties will reimburse the indemnified party promptly and periodically for the costs of defending against such claim (including attorneys' fees and expenses), and (iii) the Selling Parties will remain responsible for any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article VII.

                c.     In the event any claim is made, suit is brought or other proceeding is instituted against a Shareholder, which involves or appears reasonably likely to involve a Selling Party Claim for which indemnification may be sought against Purchaser hereunder, the Shareholder Representative will, promptly (and in any event within fifteen (15) Business Days) after receipt of notice of any such claim, suit or proceeding by a Shareholder, notify Purchaser of the commencement thereof. The failure to so notify Purchaser of the commencement of any such claim, suit or proceeding will relieve Purchaser from liability only to the extent that such failure adversely affects the ability of Purchaser to defend its interests in such claim, action or proceeding. The Shareholder Representative's notice to the Purchaser of the commencement of a claim, suit or proceeding shall be followed by a statement of the Shareholder Representative's position, together with the reasons therefor, with respect to the condition set forth in clause (iv) of this Section 7.6 c. within fifteen (15) Business Days of the delivery of the initial notice to the Purchaser regarding such claim, suit or proceeding. Purchaser (at Purchaser's expense) shall have the right and shall be given the opportunity, to assume and control the defense of such claim, suit or proceeding with counsel of its choice reasonably satisfactory to the Shareholder Representative so long as (i) Purchaser notifies the indemnified party in writing within 30 days after the indemnified party has given notice of such claim that Purchaser will indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim, (ii) the Purchaser provides the indemnified party with evidence reasonably acceptable to the indemnified party that the Purchaser will have the financial resources to defend against such claim and fulfill its indemnification obligations hereunder, (iii) such claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, such claim is not, in the reasonable judgment of the Shareholder Representative, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the indemnified party and the indemnified party conducts the defense of such claim actively and diligently, and (v) Purchaser conducts the defense of such claim actively and diligently; provided, however that the Shareholder Representative, on behalf of the Selling Parties, and its counsel (at the Selling Parties' expense) may participate in but not control the conduct of, all matters pertaining to the defense or settlement of such claim, suit or proceeding at the Selling Parties' expense. Whether or not Purchaser elects to assume such defense, the Shareholder Representative, on behalf of the Selling Parties, shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). If the Shareholder Representative elects to assume the defense of a claim, the Purchaser and its counsel (at Purchaser's expense) ay participate in (but not control the conduct of) all maters pertaining to the defense or settlement of such claim, suit or proceeding. The Shareholder Representative's consent to the settlement of any such claim, suit or proceeding by Purchaser shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount and includes a full release of claims against the Selling Parties and does not include a statement as to or admission of fault, culpability or failure to act by or on behalf of any Shareholder.

                d.     In the event any of the conditions in Section 7.6 c. above is or becomes unsatisfied, or if Purchaser has elected not to conduct the defense of the claim (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate; provided, however, that the indemnified party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement would entitle the indemnified party to be paid monetary damages by Purchaser or if such settlement would contain any covenant or restriction that would prohibit or restrict the operation of Purchaser's business or the business of any affiliate of Purchaser, (ii) the Purchaser will reimburse the indemnified party promptly and periodically for the costs of defending against such claim (including attorneys' fees and expenses), and (iii) the Purchaser will remain responsible for any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article VII.

        Section 7.7 Definition of Damages. For purposes of this Article VII, the term "Damages" shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys', consultants' and experts' fees and expenses) actually incurred, less the sum of any amount recovered under an insurance policy carried by the party or parties seeking indemnification. In the event the indemnifying party pays a claim and the indemnified party subsequently receives insurance proceeds with respect to such claim, the indemnified party shall pay the indemnifying party such insurance proceeds up to the amount actually paid by the indemnifying party. The indemnified party shall be required to use its commercially reasonable efforts to seek and obtain such insurance proceeds as quickly as practicable.

        Section 7.8 Limitations. Notwithstanding any other provisions of the Article VII:

                a.     Limitation on Purchaser's Indemnification Rights. The Purchaser's rights to indemnification under this Article VII shall be limited as follows:

                        (i)     The amount of any Damages incurred by the Purchaser shall be reduced by the net amount the Purchaser or the Surviving Corporation actually recovers (after deducting all attorneys' fees, expenses, and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser shall use reasonable efforts to effect any such recovery;

                        (ii)     The Purchaser shall be entitled to indemnification for a breach of any of the representations and warranties contained in Article II above, only to the extent that the aggregate amount of such Damages exceeds $150,000 and only for Damages in excess of such amount, subject to a maximum liability of the Selling Parties under this Article VII equal to the Indemnity Holdback (the "Indemnification Cap"); provided, however, that that any Damages shall be satisfied first out of the Holdback Cash, then out of the Holdback Shares and then out of any other property held in the Escrow Account;

                        (iii)     The limitations set forth in this Section 7.8 shall not apply to Purchaser Claims which are Dissenter Claims; and

                        (iv)     To the extent that there is a Working Capital Adjustment made at Closing in favor of Purchaser with respect to matters that would otherwise constitute a breach of representations and warranties under Section 2.19 or 2.23 of this Agreement, the Damages with respect to any such breach shall be limited to the portion of the Damages in excess of the amount of the Working Capital Adjustment received by Purchaser.

                b.     Limitation on Selling Parties Indemnification Rights. The Selling Parties' rights to indemnification under this Article VII shall be limited as follows:

                        (i)     The amount of any Damages incurred by the Selling Parties shall be reduced by the net amount the Selling Parties actually recover (after deducting all attorneys' fees, expenses, and other costs of recovery) from any insurer or other party liable for such loss, liability or damage, and the Selling Parties shall use reasonable efforts to effect any such recovery; and

                        (ii)     The Selling Parties shall be entitled to indemnification only to the extent that the aggregate amount of such Damages exceeds $150,000 and only for Damages in excess of such amount, subject to a maximum liability of the Purchaser under this Article VII equal to $3,000,000.

        Section 7.9 Exclusivity. From and after the Closing Date and except for injunctive relief or other equitable proceedings, including without limitation, claims with respect to the breach of any covenant, agreement or obligation of Seller or the Selling Parties which contemplates performance subsequent to the Survival Date, the indemnification provided by this Article VII shall be the exclusive remedy of the Selling Parties, the Purchaser, Merger Sub, the Surviving Corporation and the Company for any claims arising out of this Agreement.

ARTICLE VIII.

Definitions

        As used herein, the following terms have the following meanings:

        Actions: Any action, suit, litigation, arbitration, proceeding or hearing conducted or heard by or before, or otherwise involving, any court or other governmental or regulatory agency or authority or any arbitrator or arbitration panel.

        Assumed Debt: The indebtedness of the Company to (a) RAMP Associates, LLC under the U.S. Mills $360,000 Note dated March 8, 1996 and (b) Guardian Life Insurance Company.

        Business Day: Monday through Friday of each calendar week but excluding federal holidays and California and New York bank holidays.

        Code: The Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

        Company's Business: The business, activities, interests, assets and properties of the Company as of the applicable date.

        Company's Financial Statements: The financial statements of the Company as of December 31, 2003 and for the year then ended, including a consolidated balance sheet, a consolidated statement of income, a consolidated statement of changes in shareholders' equity and a consolidated statement of cash flows, together with the notes to such financial statements; and the Company's Interim Financial Statements.

        Company's Interim Financial Statements: The financial statements of the Company as of October 31, 2004 and for the ten (10) months then ended including a consolidated balance sheet, a consolidated statement of income, a consolidated statement of changes in shareholders' equity and a consolidated statement of cash flows.

        Confidentiality Agreement: Collectively, the Agreements dated September 27, 2004 and November 17, 2004, between the Purchaser and the Company, relating to disclosure and treatment of confidential information.

        Court Approval: The entry of an order of the United States Bankruptcy Court for the Southern District of New York approving of the execution and delivery of this Agreement on behalf of the Seller and of the transactions contemplated hereby in form and substance reasonably acceptable to the Parties.

        Environmental Laws: Any federal, state or local laws, rules or regulations relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including but not limited to any law or regulation relating to emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise relating to the manufacture, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

        GAAP: Generally accepted accounting principles, consistently applied.

        Hazardous Materials: Materials that meet the following criteria: (i) any solid, liquid, gas, or combination thereof, including but not limited to asbestos or asbestos-containing materials, vinyl chloride or chlorofluorocarbons, that may impair the natural environment, injure or damage property or plant or animal life, harm or impair the health of any individual, or endanger individual safety, public health and safety, or employee health, which is (ii) regulated by or the subject of any Environmental Law.

        Independent Accountant: A "big 4" or regional accounting firm selected by Purchaser and reasonably acceptable to the Shareholder Representative that has not provided any services to Purchaser (or its subsidiaries, including the Company) or IBF in the twelve (12) months preceding its engagement.

        Intellectual Property: All material intellectual property in which the Company has any right, title, or interest (including a licensed right) and which is being used, exploited, or commercialized by the Company in the conduct of the Company's Business, including but not limited to all patents, trademarks, service marks copyrights, whether registered or unregistered, foreign or domestic, and all proprietary or trade secret information of the Company.

        Key Managers: Charles Verde and Cynthia Davis.

        Law: Any foreign, federal, state or local law, rule, ordinance, ruling or regulations.

        Material Adverse Change or Material Adverse Effect: When used with reference to any entity, any fact, event, change, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition, properties, assets, or results of operations of such entity and its subsidiaries, taken as a whole. Notwithstanding anything to the contrary contained in this paragraph, none of the following shall be deemed, singly or in the aggregate, to constitute a Material Adverse Effect or Material Adverse Change: (a) any adverse change, effect, event, violation, inaccuracy, circumstance, state of facts or development resulting from or relating to (directly or indirectly) any of the following: (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement; (ii) compliance by Company with the terms of, or the taking of any action required or contemplated by, this Agreement; or (iii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

        Option Holders: The holders of any Company Options.

        Parties: The parties to this Agreement, consisting of the Company, Purchaser, Merger Sub and IBF.

        Permits: Any permit, registration, qualification or authorization granted or issued by a federal, state, local or foreign governmental authority.

        Prohibited Transaction: A transaction regarding the sale, transfer or disposition of the business of the Company, the sale of any material amount of equity securities of the Company (other than pursuant to employee stock incentive plans) by the Company or the Shareholders, or the sale, transfer or disposition of any of the Company's assets, outside of the ordinary course of the Company's Business, the merger, consolidation or reorganization of the Company or the Seller, the result of which is that the shareholders of either of such entities immediately prior to the execution of such agreement do not constitute a majority of the shareholders of either such entities immediately following the consummation of such transaction.

        Seller Debt: The aggregate indebtedness of the Company to IBF and its direct or indirect subsidiaries and affiliates (other than the Company), and their respective successors, assigns or transferees, pursuant to all notes, credit facilities, loan agreements or arrangements of any kind between the Company, as debtor, and IBF or its direct or indirect subsidiaries and affiliates (other than the Company), as lender or creditor, including any indebtedness originally in favor of IBF and/or its direct or indirect subsidiaries and affiliates that was subsequently transferred or assigned to any other person or entity.

        Selling Parties: The Shareholders of the Company as of the Closing Date, other than holders of Dissenting Shares, that are entitled to receive any portion of the Merger Consideration; provided, however, that to the extent that, at or following the Closing, IBF elects to transfer and assign any portion of the Merger Consideration it receives to either or both of the Key Managers, the Key Managers will not be considered Selling Parties solely as a result of such transfer or assignment.

        Sunset Common: The common stock, par value $.001 per share, of Sunset Brands, Inc.

        Taxes: All income taxes, franchise taxes, withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, acquisition taxes, real and personal property taxes, stamp taxes, transfer taxes and workers' compensation taxes, together with all interest and penalties payable with respect thereto.

        2004 Audited Financials: The audited balance sheet, statement of operations and cash flow statement of the Company, as of and for year ended December 31, 2004, along with the notes thereto and the report of the Company's independent certified accountant.

        Working Capital: The Company's current assets less its current liabilities calculated in accordance with GAAP consistently applied; provided, however, that under no circumstances shall the Deposit Cash or any liabilities paid off with the Deposit Cash, or any liabilities relating to the Deposit Cash or the application thereof, any amount released to the Company pursuant to the Interim Escrow Agreement or any liabilities paid off with any such amount, or any liabilities relating thereto or the application thereof, or Broker Fees or any fees or expenses (including, without limitation, the fees and expenses of attorneys' and accountants to the Seller) required to be paid by persons or entities other than the Company pursuant to the terms of this Agreement be included in any calculation of Working Capital.

ARTICLE IX.

Termination of Agreement

        Section 9.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

                a.     by mutual agreement of the Seller and Purchaser;

                b.     (i) by Seller, if a material breach of any material provision of this Agreement has been committed by Purchaser, or (ii) by Purchaser, if a material, willful breach of any material covenant of Seller or the Company has been committed by Seller or the Company, in each case, and such breach has not been waived or cured by the non-breaching parties within twenty (20) Business Days following written notice thereof from the non-breaching party; for purposes of clarification, Purchaser shall have no right to terminate this Agreement pursuant to this Section 9.1 based on a breach of any representation or warranty of Seller or the Company;

                c.     by Purchaser at any time on or after ___________ __, 2005 (the "Expiration Date") in the event that the conditions to be satisfied by the Selling Parties set forth in Section 6.2 or any of the conditions set forth in Section 6.4 have not been satisfied or waived by the Purchaser, unless such failure is as a direct result of the Purchaser's actions or failure to act;

                d.     by Seller at any time after the Expiration Date in the event that the conditions to be satisfied by the Purchaser set forth in Sections 6.2 or any of the conditions set forth in Section 6.3 have not been satisfied or waived by the Seller, unless such failure is as a direct result of the Seller or any Selling Parties' actions or failure to act;

                e.     by Seller if Purchaser fails to timely deliver the Deposit to the Deposit Escrow Agent in accordance with the requirements of Section 1.7 of this Agreement; or

                f.     by Seller if (i) all the conditions to be satisfied by the Selling Parties set forth in Section 6.2 and the conditions set forth in Section 6.4 have been satisfied, and (ii) Purchaser does not have cash or other financing commitments (which financing commitments may be contingent upon Closing in accordance with the terms of this Agreement) by the Expiration Date.

        Section 9.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1:

                a.     Purchaser, on the one hand, and Seller, on the other hand, shall promptly cause to be returned to the other all documents and information obtained in connection with this Agreement and the proposed transactions contemplated hereby (including documents and information obtained in connection with Purchaser's or Seller's, as the case may be, investigation of the other);

                b.     unless the termination is a result of a material breach by either party hereto or their obligations hereunder (other than termination resulting from a breach of Purchaser's obligations to make the Deposit pursuant to Section 1.7 of this Agreement), neither party shall have any obligation or liability to the other party hereunder (except for the obligations of the Purchaser pursuant to Section 9.2 f.);

                c.     if this Agreement is terminated by Purchaser because of any material breach of any covenant or obligation contained in this Agreement by the Seller or any Selling Parties or because one or more of the conditions to the Purchaser's obligations under this Agreement is not satisfied as a result of the Seller's or Selling Parties' failure to comply with its obligations under this Agreement, the Purchaser's right to pursue all legal remedies will survive such termination unimpaired; and

                d.     [Intentionally omitted]

                e.     In the event the Shareholder Representative notifies the Deposit Escrow Agent that this Agreement is terminated by the Seller pursuant to Section 9.1 f. above, then, notwithstanding anything in the Deposit Escrow Agreement to the contrary, the Company shall be entitled to receive the Earnest Money from the Deposit Escrow Agent at any time on or after the Expiration Date, as and when requested by the Shareholder Representative. Seller's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies, and Seller's right to pursue all legal remedies will survive such termination unimpaired.

                f.     In the event this Agreement is terminated by the Seller pursuant to Section 9.1 f. and the Company is entitled to receive the Earnest Money pursuant to Section 9.2 e., the Company (and any person(s) or entit(ies) to whom the Deposit Shares are thereafter transferred; the Company and such transferees are hereinafter referred to collectively as the "Holders" and each, individually, as a "Holder") shall thereafter have the right from time to time in their sole discretion to sell, by delivery of a written notice (the "Put Notice") to Purchaser, and Purchaser shall be required to buy, the number of Deposit Shares owned by the Holder(s) delivering the Put Notice and specified in the Put Notice (such Deposit Shares to be purchased hereunder being referred to collectively as the "Put Securities") at a price per share equal to $1.00. The closing of any purchase of Put Securities by Purchaser from the Holders pursuant to this Section 9.2 f. shall take place at the principal office of the Company on such date as the Holders shall specify in the Put Notice. At such closing, the applicable Holders shall deliver to Purchaser, against payment by Purchaser of the purchase price for the Put Securities in cash (by delivery of a certified check or check payable to each Holder in the amount to which such Holder is entitled pursuant to this Section 9.2 f.), certificates and/or other instruments representing, together with stock or other appropriate powers duly endorsed with respect to, the Put Securities. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

ARTICLE X.

General Provisions

        Section 10.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties herein. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

        Section 10.2 Entire Agreement. This Agreement supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.

        Section 10.3 [Intentionally omitted]

        Section 10.4 [Intentionally omitted]

        Section 10.5 Expenses. Whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement, provided, that IBF shall pay the amount of the Company's fees, costs and expenses incurred in connection with the transactions contemplated hereby in excess of $20,000.

        Section 10.6 Further Actions. Each party shall execute and deliver such certificates, agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

        Section 10.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Seller, permit the Seller and its representatives full access at all reasonable times to the books and records of the Company and the Subsidiaries which shall have been transferred to the Purchaser and the Purchaser shall execute (and shall cause the Company to execute) such documents as the Seller may reasonably request to enable the Seller to file any required reports or tax returns relating to the Company. The Purchaser shall not dispose of such books and records during the seven-year period beginning with the Closing Date without the Seller's consent, which shall not be unreasonably withheld. Following the expiration of such seven-year period, the Purchaser may dispose of such books and records at any time upon giving 60 days prior written notice to the Seller, unless the Seller agrees to take possession of such books and records within 60 days at no expense to the Purchaser.

        Section 10.8 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a part as shall be specified by like notice);

                if to the Seller:

                        IBF Fund Liquidating LLC
                        c/o Kaye Scholer LLP
                        425 Park Avenue
                        New York, New York 10022
                        Attention: Arthur J. Steinberg, Esq.
                                        Manager
                        Fax: (212) 836- 6157

                with a copy to:

                        Kaye Scholer LLP
                        425 Park Avenue
                        New York, NY 10022
                        Attention: Emanuel S. Cherney, Esq.
                        Fax: (212) 836-7152

                If to the Company:

                        U.S. Mills, Inc.
                        200 Reservoir Street
                        Needham, MA 02494-3146
                        Attention: President
                        Fax: (781) 444-3411

                With a copy to:

                        Davis Malm & D'Agostine, P.C.
                        One Boston Place, 37th Floor
                        Boston, MA 02108
                        Attention: Andrew Myers, Esq.
                        Fax: (617) 523-6215

                if to the Purchaser, Merger Sub or the Surviving Corporation:

                        Sunset Brands, Inc.
                        10990 Wilshire Boulevard
                        Suite 1220
                        Los Angeles, California 90024
                        Attention: Chief Executive Officer
                        Fax: (310) 478-4601

                With a copy to:

                        Hodgson Russ LLP
                        60 East 42nd Street, 37th Floor
                        New York, NY 10165
                        Attention: Jeffrey A. Rinde
                        Telephone: (212) 661-3535
                        Facsimile: (212) 972-1677

        Section 10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any party hereto without the prior written consent of each of the other parties.

        Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

        Section 10.11 Headings. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

        Section 10.12 Severability. If any provisions of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be integrated so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.13 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

U.S. MILLS, INC., a Delaware corporation

By
Name: Charles Verde Title: President

SUNSET BRANDS, INC., a Nevada corporation

By
Name: Todd Sanders Title: President and CEO

USM ACQUISITION SUB, INC., a Delaware corporation

By
Name: Todd Sanders Title: President

IBF FUND LIQUIDATING LLC, individually and as Shareholder Representative

By
Name: Arthur J. Steinberg Title: Manager

EXHIBIT A

Allocation of Merger Consideration

Name and Address of Selling Party	Number and Class of Company Shares Owned	Number of Options	Distribution Percentage
IBF Fund Liquidating LLC c/o Kaye Scholer LLP 425 Park Avenue New York, New York 10022 Attention: Arthur J. Steinberg, Esq., Manager Phone: (212) 836-8564 Facsimile: (212) 836-8689	See Section 2.4 of the Seller's Disclosure Schedule	None	100%
Total:			100%

EXHIBIT B

Form Investor Rights Agreement